UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
Filed by the Registrant ☒  Filed by a Party other than the Registrant ☐
Check the appropriate box:

Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
FLIR SYSTEMS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

27700 SW Parkway Avenue
Wilsonville, Oregon 97070
(503) 498 -3547
___________________________________________
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 26, 2013
________________________________________________________________________
To the Shareholders of FLIR Systems, Inc.:
NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of FLIR Systems, Inc. (the “Company”) will be held on Friday, April 26, 2013, at 10:00 a.m., at FLIR Systems, Inc., 27700 SW Parkway Avenue, Wilsonville, Oregon 97070 for the following purposes:

1.
Election of Directors.  To elect the three director nominees identified in the attached Proxy Statement, each for a three-year term expiring in 2016 and to hold office until his successor is elected and qualified;

2.
Ratification of Appointment of the Independent Registered Public Accounting Firm.  To ratify the appointment by the Audit Committee of the Company’s Board of Directors of KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2013;

3.
Proposal to Amend the Company's Second Restated Articles of Incorporation regarding Declassification of the Board. To consider amendments to the Company's Second Restated Articles of Incorporation to eliminate classification of the Company's Board of Directors;

4.
Proposal to Amend the Company's Second Restated Articles of Incorporation regarding Adoption of a Majority Vote Standard.  To consider amendments to the Company's Second Restated Articles of Incorporation to adopt a majority vote standard to be used in uncontested director elections; and

5.	Other Business. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
The Board of Directors of the Company has fixed the close of business on February 27, 2013 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only shareholders of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof.
By Order of the Board,
Earl R. Lewis
Chairman of the Board of Directors, President
and Chief Executive Officer
Wilsonville, Oregon
March 15, 2013
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 26, 2013
The Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K are available at www.flir.com/investor.

IT IS IMPORTANT THAT PROXIES BE COMPLETED AND SUBMITTED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE SUBMIT YOUR VOTE BY PROXY VIA THE INTERNET, BY TELEPHONE OR BY MAIL IN THE ENCLOSED POSTAGE-PAID ENVELOPE IN ACCORDANCE WITH THE ACCOMPANYING INSTRUCTIONS.

FLIR SYSTEMS, INC.
27700 SW Parkway Avenue
Wilsonville, Oregon 97070
(503) 498-3547
_____________________________________
PROXY STATEMENT
for the
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 26, 2013
_____________________________________

INTRODUCTION
General
This Proxy Statement is being furnished to the shareholders of FLIR Systems, Inc., an Oregon corporation (“FLIR,” the “Company, “we,” “us,” or “our”), as part of the solicitation of proxies by the Company’s Board of Directors (the “Board of Directors” or the “Board”) from holders of the outstanding shares of FLIR common stock, par value $0.01 per share (the “Common Stock”), for use at the Company’s Annual Meeting of Shareholders to be held on April 26, 2013, and at any adjournments or postponements thereof (the “Annual Meeting”). At the Annual Meeting, shareholders will be asked to elect three members to the Board of Directors, ratify the appointment by the Audit Committee of the Board of Directors of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013, consider proposed amendments to the Company's Second Restated Articles of Incorporation for the purpose of declassifying the Company's Board of Directors, consider proposed amendments to the Company's Second Restated Articles of Incorporation for the purpose of adopting a majority vote standard for use in uncontested director elections, and transact such other business as may properly come before the Annual Meeting. This Proxy Statement, together with the enclosed proxy card, is first being made available to shareholders of FLIR on or about March 15, 2013.
Solicitation, Voting and Revocability of Proxies
The Board of Directors has fixed the close of business on February 27, 2013 as the record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting. Accordingly, only holders of record of shares of Common Stock at the close of business on such date will be entitled to vote at the Annual Meeting, with each such share entitling its owner to one vote on all matters properly presented at the Annual Meeting. On the record date, there were 144,645,337 shares of Common Stock then outstanding. The presence, in person or by proxy, of a majority of the total number of outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.
If you are a shareholder of record, you can vote (i) by attending the Annual Meeting, (ii) by signing, dating and mailing in your proxy card, or (iii) by following the instructions on your proxy card for voting by telephone or on the Internet. If you hold your shares through a broker, bank or other nominee, that institution will instruct you as to how your shares may be voted by proxy. If you hold your shares through a broker, bank or other nominee and would like to vote in person at the Annual Meeting, you must first obtain a proxy issued in your name from the institution that holds your shares.
If the form of proxy is properly executed and returned in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Executed but unmarked proxies will be voted FOR the election of the three nominees to the Board of Directors, FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2013, FOR the proposed amendments to the Company's Second Restated Articles of Incorporation that will declassify the Company's Board of Directors, and FOR the proposed amendments to the Company's Second Restated Articles of Incorporation that will adopt a majority vote standard for use in uncontested director elections. The Board of Directors does not know of any matters other than those described in the Notice of Annual Meeting that are to come before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the proxy will vote the shares represented by such proxy upon such matters as determined by a majority of the Board of Directors.
The presence of a shareholder at the Annual Meeting will not automatically revoke such shareholder’s proxy. A shareholder may, however, revoke a proxy at any time prior to its exercise by filing a written notice of revocation with, or by delivering a duly executed proxy bearing a later date to, the Corporate Secretary, FLIR Systems, Inc., 27700 SW Parkway Avenue, Wilsonville, Oregon 97070, or by attending the Annual Meeting and voting in person. However, a shareholder who attends the Annual Meeting need not revoke a previously executed proxy and vote in person unless such shareholder wishes to do so. All valid, unrevoked proxies will be voted at the Annual Meeting.

PROPOSAL 1: ELECTION OF DIRECTORS
The Company’s Board of Directors has seven members. At the Annual Meeting, three directors will be elected, each for a three-year term expiring in 2016 and to hold office until his successor is elected and qualified. Unless otherwise specified on the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy “FOR” the election as directors of the persons named below as nominees. The Board of Directors believes that the nominees will stand for election and will serve if elected as directors. However, if any of the persons nominated by the Board of Directors fails to stand for election or is unable to accept election, the number of directors constituting the Board of Directors may be reduced prior to the Annual Meeting or the proxies may be voted for the election of such other person as the Board of Directors may recommend.
Under the Company’s current Articles of Incorporation and Bylaws, the directors are divided into three classes. The term of office of only one class of directors expires in each year, and the successors of the members of each class are elected for terms of three years and until their successors are elected and qualified. There is no cumulative voting for election of directors.
Information as to Nominees and Continuing Directors
The following table sets forth the names of the Board of Directors’ nominees for election as a director and those directors who will continue to serve after the Annual Meeting. Also set forth in this section is certain other information with respect to each such person’s age, principal occupation or employment during at least the past five years, the periods during which he has served as a director of FLIR, the expiration of his term as a director, and the positions currently held with FLIR.

Nominees:	Age	Director Since .	Expiration of Current Term .	Expiration of Term for which Nominated	Position Held with FLIR
John D. Carter	67	2003	2013	2016	Director
Michael T. Smith	69	2002	2013	2016	Director
John W. Wood, Jr.	69	2009	2013	2016	Director
Continuing Directors:
Earl R. Lewis	69	1999	2015	—	Chairman of the Board of Directors, President and Chief Executive Officer
William W. Crouch	71	2005	2014	—	Director
Angus L. Macdonald	58	2001	2014	—	Director
Steven E. Wynne	60	1999	2015	__	Director
JOHN D. CARTER. Mr. Carter has served as a director of the Company since August 2003. His current term on the Board expires at the Company's 2013 Annual Meeting of Shareholders, at which time his election to the Board for a three year term expiring in 2016 and to hold office until his successor is elected and qualified will be voted upon. Mr. Carter served as President and Chief Executive Officer of Schnitzer Steel Industries Inc., a metals recycling company, from May 2005 to November 2008. Since December 1, 2008, Mr. Carter has served as Chairman of the Board of Directors of Schnitzer Steel Industries, Inc. From 2002 to May 2005, Mr. Carter was a principal in the consulting firm of Imeson & Carter, a firm specializing in transportation and international businesses transactions. From 1982 to 2002, Mr. Carter served in a variety of senior management capacities at Bechtel Group, Inc., including Executive Vice President and Director, as well as President of Bechtel Enterprises, Inc., a wholly owned subsidiary and other operating groups. Mr. Carter is a member of the Board of Directors of Northwest Natural Gas Company. He is Chairman of privately-owned Kuni Enterprises, Inc. and on the Board of the Oregon chapter of the Nature Conservancy. He also is the manager of Birch Creek Associates LLC and Dusky Goose LLC, engaged in agricultural and commercial land ownership, vineyard ownership and wine business. He received his B.A. in History from Stanford University and his J.D. from Harvard Law School. Qualifications: In addition to his legal experience gained while practicing law, Mr. Carter brings many years of senior executive management experience, most recently as president and chief executive officer of a multi-billion dollar public company.  This combination of legal and management experience enables Mr. Carter to provide guidance to the Company in the areas of legal risk oversight, enterprise risk management, corporate governance, financial management and corporate strategic planning.
MICHAEL T. SMITH. Mr. Smith has served as a director of the Company since July 2002. His current term on the Board expires at the Company's 2013 Annual Meeting of Shareholders, at which time his election to the Board for a three year term expiring in 2016 and to hold office until his successor is elected and qualified will be voted upon. From 1997 until his retirement in May 2001, Mr. Smith was Chairman of the Board and Chief Executive Officer of Hughes Electronics Corporation. From 1985 until 1997 he served in a variety of capacities for Hughes, including Vice Chairman of Hughes Electronics, Chairman of Hughes Missile Systems and Chairman of Hughes Aircraft Company. Prior to joining Hughes in 1985, Mr. Smith spent nearly 20 years with General Motors in a variety of financial management positions. Mr. Smith is also a director of Ingram Micro, Inc., Teledyne Technologies Incorporated and WABCO Holdings Inc. Mr. Smith holds a B.A. from Providence College and an MBA from Babson College. He also served as an officer in the United States Army. Qualifications: Throughout his career, Mr. Smith has had extensive financial and general management experience, including service as the chief executive officer of a large public company. These skills and experiences qualify him to serve as the Company’s Audit Committee financial expert. By virtue of his years of service on other public company boards of directors, Mr. Smith also provides the Company with expertise in corporate governance, enterprise risk management and strategic planning. In addition, Mr. Smith’s years in a variety of executive leadership roles with other companies qualify him to provide guidance to the Company in the areas of global operations and corporate strategic development.
JOHN W. WOOD, JR. Mr. Wood has served as a director of the Company since May 2009. His current term on the Board expires at the Company's 2013 Annual Meeting of Shareholders, at which time his election to the Board for a three year term expiring in 2016 and to hold office until his successor is elected and qualified will be voted upon. Mr. Wood served as Chief Executive Officer of Analogic Corporation, a leading designer and manufacturer of medical imaging and security systems, from 2003 to 2006, and is currently a consultant. Prior to joining Analogic, Mr. Wood held senior executive positions over a 22-year career at Thermo Electron Corporation. He served as President of Peek Ltd., a division of Thermo Electron Corporation, and as a Senior Vice President of the parent company. He previously served as President and Chief Executive Officer of Thermedics, a subsidiary of Thermo Electron Corporation. Mr. Wood is a director of ESCO Corporation and American Superconductor. Mr. Wood earned a Bachelor’s degree in Electrical Engineering from Louisiana Tech University and a Master’s degree in Electrical Engineering from Massachusetts Institute of Technology. Mr. Wood holds a Masters Professional Director Certification from the American College of Corporate Directors, a public company director education and credentialing organization. Qualifications: Through his academic training and his extensive executive experience with companies in relevant industries, Mr. Wood possesses the knowledge and expertise to understand and offer guidance regarding the Company’s technologies and markets. In addition, as the former chief executive officer of a public company, Mr. Wood is qualified to provide leadership in the areas of corporate governance, operations and enterprise risk management.
EARL R. LEWIS. Mr. Lewis has served as Chairman, President and Chief Executive Officer of the Company since November 1, 2000. Mr. Lewis was initially elected to the Board in June 1999 in connection with the acquisition of Spectra Physics AB by Thermo Instrument Systems, Inc. Prior to joining FLIR, Mr. Lewis served in various capacities at Thermo Instrument Systems, Inc., with his last role as President and Chief Executive Officer. Mr. Lewis is a member of the Board of Directors of Harvard BioScience and NxStage Medical, Inc. Mr. Lewis is a Trustee of Clarkson University and New Hampton School. Mr. Lewis holds a B.S. from Clarkson College of Technology and has attended post-graduate programs at the University of Buffalo, Northeastern University and Harvard University. Mr. Lewis holds a Masters Professional Director Certification from the American College of Corporate Directors, a public company director education and credentialing organization. Qualifications: Mr. Lewis’ leadership of the Company for the past decade affords him a deep understanding of the Company’s technology and operations, as well as the markets in which the Company operates. Mr. Lewis’ prior service in executive management positions and his past and present service on other boards of directors, including public company boards, enable him to provide insight and guidance in an array of areas including global operations and strategic planning, enterprise risk management, and corporate governance. Mr. Lewis has played, and continues to play, an active role in the Company’s financial management and corporate development, including merger and acquisition activity.
GENERAL WILLIAM W. CROUCH (UNITED STATES ARMY—RETIRED). General Crouch has served as a director of the Company since May 2005. General Crouch retired from the United States Army in 1999 following a 36-year career during which he served in numerous roles including Commanding General—Eighth Army and Chief of Staff, United Nations Command and United States Forces Korea; Commander in Chief, United States Army, Europe; Commanding General, NATO Implementation (later Stabilization) Force, Bosnia/Herzegovina; and the United States Army’s 27th Vice Chief of Staff. Until 2010, he served as one of five generals who oversaw the Army’s Battle Command Training Program. In October 2000, General Crouch was named co-chair of the USS COLE Commission, which was formed to examine the terrorist attack on the USS COLE. He has served as a Distinguished Senior Fellow with the Center for Civil Military Operations at the United States Naval Post Graduate School, and serves on the Board of the Keck Institute for International and Strategic Studies at Claremont McKenna College. He received a B.A. in Civil Government from Claremont McKenna College, and a M.A. in History from Texas Christian University. Qualifications: General Crouch’s career as an Army officer and continuing interest in the U.S. military afford the Company significant insight into the Company’s important military customers in terms of strategic and tactical doctrines and how the Company’s products should be developed and adapted to facilitate the implementation of these doctrines. General Crouch also possesses an understanding of the political and military realities in certain global regions in which the Company’s products are employed. In addition, General Crouch’s experience in senior leadership roles in large Army commands enables him to offer guidance on the leadership of complex organizations.

ANGUS L. MACDONALD. Mr. Macdonald has served as a director of the Company since April 2001. In 2000, Mr. Macdonald founded and is currently President of Venture Technology Merchants, LLC, an advisory and merchant banking firm to growth companies regarding capital formation, corporate development and strategy. From 1996 to 2000, Mr. Macdonald was Senior Vice President and headed Special Situations in the health care equities research group at Lehman Brothers, Inc. Prior to joining Lehman Brothers, Mr. Macdonald was a senior securities analyst at Fahnestock, Inc. (now Oppenheimer). He holds a B.A. from the University of Pennsylvania and an MBA from Cranfield University, UK. Qualifications: Through his education and prior experiences, including his current role as founder and President of Venture Technology Merchants, LLC, Mr. Macdonald has developed extensive expertise in corporate development strategies for technology enterprises such as the Company as well as in financial structuring and strategy. Mr. Macdonald’s years of experience in the financial services sector provide the Company with insight into the value creation impacts of various financial and operational strategies. These skills enable him to serve as a member of the Company’s Audit Committee and to provide insight to the Company in the development of its financial management and capital deployment strategies.
STEVEN E. WYNNE. Mr. Wynne has served as a director of the Company since November 1999. Since July 2012, Mr. Wynne has served as Executive Vice President of Moda Health (previously Health Services Group, Inc.), a diversified health insurance company. From January 2011 through June 2012, Mr. Wynne served as Executive Vice-President of JELD-WEN, Inc., an international manufacturer of doors and windows. Mr. Wynne was Senior Vice President of The ODS Companies, a diversified insurance company from February 1, 2010 to January 2011. From March 1, 2004 through March 31, 2007, Mr. Wynne was President and Chief Executive Officer of SBI International, Ltd., parent company of sports apparel and footwear company Fila. From August 2001 through March 2002, and from April 2003 through February 2004, Mr. Wynne was a partner in the Portland, Oregon law firm of Ater Wynne LLP. Mr. Wynne served as acting Senior Vice President and General Counsel to the Company from April 2002 through March 2003. Mr. Wynne was formerly Chairman and Chief Executive Officer of eteamz.com, an on-line community serving amateur athletics, from June 2000 until its sale to Active.com in January 2001. From February 1995 to March 2000, Mr. Wynne served as President and Chief Executive Officer of adidas America, Inc. Prior to that time, he was a partner in the law firm of Ater Wynne LLP. Mr. Wynne received an undergraduate degree and a J.D. from Willamette University. Mr. Wynne also serves on the Board of Directors of Planar Systems, Inc. Qualifications: Mr. Wynne has been associated with the Company in a variety of capacities since 1983, including prior service as its outside counsel. By virtue of this extensive relationship, Mr. Wynne has developed a high degree of familiarity with the Company’s operations, risks and opportunities. In addition, Mr. Wynne’s legal training and senior executive leadership experience with other companies qualify him to provide insight and guidance as a member of the Company’s Audit Committee, as well as in the areas of corporate governance, strategic planning and enterprise risk management.
Recommendation of the Board of Directors
The Board of Directors unanimously recommends that shareholders vote FOR the election of its nominees for director. If a quorum is present, the Company’s Bylaws provide that directors are elected by a plurality of the votes cast by the shares entitled to vote. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting, but are not counted and have no effect on the determination of whether a plurality of the votes cast by the shares entitled to vote exists with respect to a given nominee. See “Corporate Governance and Related Matters – Majority Vote Policy” for additional information regarding procedures relating to the election of the Company’s directors.

CORPORATE GOVERNANCE AND RELATED MATTERS
Communications with Directors
Shareholders and other parties interested in communicating directly with the Chairman or with the non-employee directors as a group may do so by writing to the Chairman of the Board, c/o Corporate Secretary, FLIR Systems, Inc., 27700 SW Parkway Avenue, Wilsonville, Oregon 97070. Concerns relating to accounting, internal controls or auditing matters are promptly brought to the attention of the Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters.
Meetings
During 2012, the Company’s Board of Directors held four meetings. Each incumbent director attended more than 75% of the aggregate of the total number of meetings held by the Board of Directors and the total number of meetings held by all committees of the Board on which he served. Under the Company’s Corporate Governance Principles, each director is expected to commit the time necessary to prepare for and attend all Board meetings and meetings of committees of the Board on which they serve, as well as the Company’s Annual Meeting of Shareholders. All members of the Company’s Board of Directors attended the 2012 Annual Meeting of Shareholders.

Board of Directors Committees
The Board of Directors has standing Audit, Compensation, Corporate Governance and Strategy and Technology Committees. Each committee operates pursuant to a written charter, which is reviewed annually. The charter of each committee may be viewed online at www.flir.com/investor. The performance of each committee is reviewed annually. Each committee may obtain advice and assistance from internal or external legal, accounting and other advisors. The members of the Audit, Compensation and Corporate Governance Committees have all been determined to be “independent” as defined by applicable NASDAQ Stock Market (“NASDAQ”) rules. The members of each committee are identified in the following table. Mr. Lewis, the Company’s President and Chief Executive Officer, is not “independent” as defined by applicable NASDAQ rules.

Name	Audit	Corporate Governance	Compensation	Strategy and Technology
John D. Carter		Chair
William W. Crouch		X	X	X
Earl R. Lewis				Chair
Angus L. Macdonald	X		Chair
Michael T. Smith	Chair		X
John W. Wood, Jr.		X		X
Steven E. Wynne	X	X

The Audit Committee is responsible for overseeing the integrity of the Company’s financial statements and financial reporting process; the Company’s compliance with legal and regulatory requirements; the independent registered public accounting firm’s qualifications, appointment and independence; the performance of the internal audit function; the review of all third-party transactions involving, directly or indirectly, the Company and any of its directors or officers; and the adequacy of the Company’s accounting and internal control systems. During fiscal year 2012, the Audit Committee held five meetings.

The Compensation Committee is responsible for all matters relating to the compensation of the Company’s executives, including salaries, bonuses, fringe benefits, incentive compensation, equity-based compensation, retirement benefits, severance pay and benefits, and compensation and benefits in the event of a change of control of the Company. The Compensation Committee also administers the Company’s equity compensation plans. During fiscal year 2012, the Compensation Committee held six meetings. See also the “Compensation Discussion and Analysis” section of this Proxy Statement for a description of the Company’s processes and procedures for determining executive compensation.

The Corporate Governance Committee is responsible for recommending to the Board operating policies that conform to appropriate levels of corporate governance practice; overseeing the Board’s annual self-evaluation; identifying qualified candidates to serve on the Board; determining the qualification of Board members; evaluating the size and composition of the Board and its committees; reviewing the Company’s Corporate Governance Principles; reviewing the compensation policies for non-employee directors, and recommending nominees to stand for election at each annual meeting of shareholders. The Corporate Governance Committee seeks candidates to serve on the Board who are persons of integrity, with significant accomplishments and recognized business experience. As required by its charter, the Corporate Governance Committee considers diversity of backgrounds and viewpoints when considering nominees for director but has not established a formal policy regarding diversity in identifying director nominees. During fiscal year 2012, the Corporate Governance Committee held four meetings.

The Strategy and Technology Committee is responsible for serving as a liaison between the Board and the Company's operating unit personnel in the areas of technology innovations and strategy development (including, without limitation, products and applications, markets and customers, and potential acquisitions); providing guidance and expertise in these areas to the operating units; and monitoring industry developments in the technologies and strategic initiatives that are of importance to the Company and its shareholders.  During fiscal year 2012, the Strategy and Technology Committee held two meetings.
Shareholder Nominations
The Corporate Governance Committee will review recommendations by shareholders of individuals for consideration as candidates for election to the Board of Directors. Any such recommendations should be submitted in writing to the Corporate Secretary, FLIR Systems, Inc., 27700 SW Parkway Avenue, Wilsonville, Oregon 97070. Historically, the Company has not had a formal policy concerning shareholder recommendations to the Corporate Governance Committee (or its predecessors) because it believes that the informal consideration process in place to date has been adequate given that the Company has never received any director recommendations from shareholders. The absence of such a policy does not mean, however, that a recommendation would not have been considered had one been received. The Corporate Governance Committee will consider director candidates recommended by shareholders on the same basis it considers director candidates identified by the Committee.
The Company’s Bylaws set forth procedures that must be followed by shareholders seeking to nominate directors. The Company’s Bylaws may be accessed at http://www.sec.gov/Archives/edgar/data/354908/000119312509170208/dex32.htm. Each notice given by a shareholder with respect to nominations for the election of directors must comply with the requirements of Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Company’s Bylaws.

Majority Vote Policy
In 2011, the Board approved an amendment to the Company’s Corporate Governance Principles that provides that any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election must tender his or her resignation for consideration by the Corporate Governance Committee. The Corporate Governance Committee is then required to make a recommendation to the Board as to whether to accept or reject the resignation of such director, or whether other action should be taken. The Board must then make a decision regarding the resignation and publicly disclose its decision, and the rationale underlying it, within 90 days of the election. This 90-day period is subject to extension for an additional 90-day period. The director who has tendered his or her resignation may not participate in any of the deliberations of the Corporate Governance Committee or the Board regarding whether to accept the resignation.

Corporate Governance
FLIR maintains a Corporate Governance page on its website that provides specific information about its corporate governance initiatives, including FLIR’s Corporate Governance Principles, Codes of Ethical Business Conduct, Code of Ethics for Senior Financial Officers and charters for the committees of the Board of Directors. The Corporate Governance page can be found on our website at www.flir.com/investor.
FLIR’s policies and practices reflect corporate governance initiatives that are compliant with the listing requirements of NASDAQ and the corporate governance requirements of the Sarbanes-Oxley Act of 2002 (“SOX”) and the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"), including:

•	The Board of Directors has adopted clear corporate governance policies;

•
A majority of the Board members are independent of FLIR and its management based on the relevant independence requirements contained in the Company’s Corporate Governance Principles as well as any additional or supplemental independence standards established by NASDAQ;

•
All members of the Board's Audit, Compensation and Corporate Governance Committees are independent based on the relevant independence requirements contained in the Company’s Corporate Governance Principles as well as any additional or supplemental independence standards established by NASDAQ, SOX, and the Dodd-Frank Act;

•	The independent members of the Board of Directors meet regularly without the presence of management;

•	FLIR has a Code of Ethical Business Conduct for FLIR Operations Inside the U.S. and a Code of Ethical Business Conduct for FLIR Operations Outside the U.S.;

•	The charters of the Board committees clearly establish their respective roles and responsibilities;

•
FLIR has an ethics officer and an internet-based hotline monitored by EthicsPoint® that is available to all employees, and FLIR’s Audit Committee has procedures in place for the anonymous submission of employee complaints on accounting, internal controls or auditing matters; and

•
FLIR has adopted a Code of Ethics for Senior Financial Officers that applies to its Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer/Corporate Controller, Corporate Treasurer, Business Unit Controllers and Site Controllers.

You may obtain copies of the documents posted on FLIR’s Corporate Governance page on its website by writing to the Corporate Secretary, FLIR Systems, Inc., 27700 SW Parkway Avenue, Wilsonville, Oregon 97070.
Board Leadership Structure and Role in Risk Oversight
The Board has determined that having its Chief Executive Officer serve as Chairman of the Board is appropriate for the Company at this time. Mr. Lewis’ extensive knowledge of the Company’s business and industry combined with his experience as Chairman and Chief Executive Officer promotes strategy development and execution and facilitates information flow between management and the Board. No single leadership model is right for all companies at all times, however, so the Board periodically reviews its leadership structure. The Board does not currently have a lead independent director.

The Board is actively involved in oversight of risks inherent in the operation of the Company’s business including, without limitation, those risks described in the Company’s reports filed from time to time with the Securities and Exchange Commission (the "SEC"). It is management’s responsibility to manage risk and bring to the Board’s attention the material risks to the Company. The Board of Directors has oversight responsibility of the processes established to report and monitor systems for material risks applicable to the Company. The Board manages this responsibility at the Board level with assistance from its four committees, as appropriate. The Board has delegated to the Audit Committee certain tasks related to the Company’s risk management process. The Audit Committee (i) serves as an independent and objective body to monitor the Company’s financial reporting process and internal control systems, and (ii) assists the Board in oversight of the Company’s compliance with legal and regulatory requirements. The Board has delegated to the Compensation Committee basic responsibility for oversight of management’s compensation risk assessment, including the annual determination of whether or not the Company’s compensation policies and practices are reasonably likely to have a material adverse effect on the Company. The Corporate Governance Committee oversees the Company’s risks in the areas of corporate governance and ethics and compliance, and is primarily responsible for Board and committee performance and director nomination/succession. The Strategy and Technology Committee serves as a liaison between the Board and management in the areas of technology innovation and strategy development. These committees report the results of their review processes to the full Board during regularly scheduled Board meetings or more frequently, if warranted. In addition to review and discussion of reports prepared by the committees of the Board, the Board periodically discusses risk oversight in specific areas as they arise, including as part of its corporate strategy review.
Compensation Risk
We recently conducted an assessment of our compensation policies and practices, including our executive compensation programs, to evaluate the potential risks associated with these policies and practices. We reviewed and discussed the findings of the assessment with the Compensation Committee and concluded that our compensation programs are designed with an appropriate balance of risk and reward and do not encourage excessive or unnecessary risk-taking behavior. As a result, we do not believe that risks relating to our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on the Company.
In conducting this review, we considered the following attributes of our programs:

•	Mix of base salary, annual incentive opportunities, and long-term equity compensation;

•	Balance between annual and longer-term performance opportunities;

•	Alignment of annual and long-term incentives to ensure that the awards encourage consistent behaviors and achievable performance results;

•	Use of equity awards that vest over time;

•
Generally providing senior executives with long-term equity-based compensation on an annual basis. We believe that accumulating equity over a period of time encourages executives to take actions that promote the long-term sustainability of our business;

•
Stock ownership guidelines that are reasonable and designed to align the interests of our executive officers with those of our shareholders. This discourages executive officers from focusing on short-term results without regard for longer-term consequences; and

•	Compensation decisions include subjective considerations, which limit the influence of strictly formulaic factors on excessive risk taking.
Our Compensation Committee considered compensation risk implications during its deliberations on the design of our 2013 executive compensation programs with the goal of appropriately balancing short-term incentives and long-term performance.

MANAGEMENT
Executive Officers
The executive officers of the Company are as follows:

Name	Age	Position
Earl R. Lewis	69	Chairman of the Board of Directors, President and Chief Executive Officer
William W. Davis	56	Senior Vice President, General Counsel and Secretary
William A. Sundermeier	49	President, Government Systems
Andrew C. Teich	52	President, Commercial Systems
Anthony L. Trunzo	50	Senior Vice President, Finance and Chief Financial Officer
Information concerning the principal occupation of Mr. Lewis is set forth under “Election of Directors - Information as to Nominees and Continuing Directors.” Information concerning the principal occupation or employment during at least the past five years of the executive officers of the Company who are not also directors of the Company is set forth below.
WILLIAM W. DAVIS.    Mr. Davis joined FLIR in July 2007 as Senior Vice President, General Counsel and Secretary. Prior to joining FLIR, from 1999 to 2007, Mr. Davis was employed as in-house legal counsel with Brunswick Corporation, a global manufacturer and marketer of recreation products (2005-2007), and two subsidiaries of General Dynamics Corporation (1999-2005).  From 1990 to 1992 and 1993 to 1999, Mr. Davis engaged in the private practice of law, most recently as a partner in the firm of Katten, Muchin & Zavis LLP.  From 1992 to 1993, Mr. Davis served as a law clerk to the Honorable Edward Carnes of the United States Court of Appeals for the Eleventh Circuit.  Mr. Davis received his B.S. with distinction from the United States Naval Academy and his J.D. from the University of Chicago Law School.  Following graduation from the Naval Academy, Mr. Davis served as an officer in the United States Marine Corps and Marine Corps Reserve.
WILLIAM A. SUNDERMEIER.    Mr. Sundermeier has been serving as the President of FLIR’s Government Systems Division since April 2006. Mr. Sundermeier joined FLIR in 1994 as Product Marketing Manager for Thermography Products and was appointed Director of Product Marketing for commercial and government products in 1995. In 1999, Mr. Sundermeier was appointed Senior Vice President for Product Strategy, focused on the integration of newly acquired companies. In September 2000, Mr. Sundermeier was appointed Senior Vice President and General Manager, Portland Operations. In April 2004, he was appointed Co-President of the Imaging Division. Prior to joining FLIR, Mr. Sundermeier was a founder of Quality Check Software, Ltd. in 1993. Mr. Sundermeier received his B.S. in Computer Science from Oregon State University and is an alumnus of the Harvard Business School Advanced Management Program.
ANDREW C. TEICH.    Mr. Teich has been President of the Company’s Commercial Systems Division since January 2010. From April 2006 to January 2010, he served as President of the Company’s Commercial Vision Systems Division. From 2000 to 2006, he served as the Senior Vice President of Sales and Marketing and then as Co-President of the Imaging Division at FLIR. Mr. Teich joined FLIR as Senior Vice President, Marketing, as a result of FLIR’s acquisition of Inframetrics in March 1999. While at Inframetrics, Mr. Teich served as Vice President of Sales and Marketing from 1996 to 1999. From 1984 to 1996, Mr. Teich served in various capacities within the sales organization at Inframetrics. He holds a B.S. degree in Marketing from Arizona State University and is an alumnus of the Harvard Business School Advanced Management Program.
ANTHONY L. TRUNZO.    Mr. Trunzo has been FLIR's Senior Vice President, Finance and Chief Financial Officer since June 2010. From August 2003, when he joined FLIR, until June 2010 he served as FLIR's Senior Vice President, Corporate Strategy and Development. From 1996 until joining FLIR, Mr. Trunzo was Managing Director in the Investment Banking Group at Banc of America Securities, LLC. From 1986 to 1996, he held various positions at PNC Financial Services Group, Inc. Mr. Trunzo holds a B.A. in Economics from the Catholic University of America, an MBA with a concentration in Finance from the University of Pittsburgh, and is an alumnus of the Harvard Business School Advanced Management Program.

COMPENSATION DISCUSSION AND ANALYSIS
The following discussion and analysis contains statements regarding future Company performance targets and goals. These targets and goals are disclosed in the context of FLIR’s compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. FLIR specifically cautions investors not to apply these statements to other contexts.
For purposes of this Compensation Discussion and Analysis, our Named Executive Officers ("NEOs") consist of our Chief Executive Officer (the “CEO”), our Chief Financial Officer (the “CFO”), and our three next most highly compensated executives as of December 31, 2012.

Executive Summary
Our Business and Strategy
FLIR Systems, Inc. is a world leader in sensor systems that enhance perception and awareness. Our advanced sensors and integrated sensor systems enable the gathering and analysis of critical information through a wide variety of applications in commercial, industrial, and government markets worldwide.
Our strategy is focused on enabling our customers to benefit from the valuable information produced by advanced sensing technologies and on delivering sustained superior financial performance and returns for our shareholders. Over the past ten years we have dramatically expanded the availability of thermal imaging technology in a wide range of applications through a business model that focuses on reducing costs through innovation and vertical integration into core technologies. This has resulted in a nearly fifty-fold increase in annual unit volumes since 2002, and the establishment of thermal imaging solutions in numerous markets where it was previously unavailable due to cost or technology constraints. Our strategy has resulted in significant long term growth and well above average returns to shareholders. Since the end of 2002, our total return to shareholders has been 274%, compared with 99% for the Standard and Poor's 500 Index (the "S&P 500").

Total Shareholder Return - 10 Year
$600
$500
$400
$300
$200
$100
YE 2002
YE 2003
YE 2004
YE 2005
YE 2006
YE 2007
YE 2008
YE 2009
YE 2010
YE 2011
YE 2012
FLR
S&P 500
PEERS

Additionally, for the five-year period ending in 2012, we are in the top quartile of our peer group in such key metrics as gross margin, operating margin, return on capital, and revenue growth.

2012 Business and Financial Highlights
Our 2012 financial performance was below both our historical results and our long-term objectives. Revenue and adjusted earnings per share, defined as United States GAAP earnings per share excluding a pre-tax legal settlement expense of $39 million in 2011, declined by 9% and 8%, respectively. This was the first year of declines in revenue and adjusted earnings per share since 2000, a period of 12 years. This performance was a result of challenging economic conditions and reduced government demand for advanced technology driven by global military and government spending constraints. Among the S&P 500 companies from 2000 to 2011, no company has had a longer period than ours of consecutive annual growth in adjusted earnings per share and only

9% of companies have had a longer period of consecutive annual revenue growth. As a result of our 2012 performance, our stock price declined by 11% during the year.
Despite these challenges, we made significant progress in 2012 in several areas consistent with our long-term strategy, including:

•
Continued investment in research and development - During 2012, we invested $138 million in research and development, continuing our longstanding practice of investing between 8% and 10% of total revenue on research and development. Notable investments in 2012 included continued development of next generation, high volume, low cost thermal imagers and the introduction of key new products in such markets as stabilized gimbal systems, building inspection and predictive maintenance, and outdoor recreation.

•	Cost reductions - Our selling, general and administrative expenses declined by 21% in 2012, reflecting our management's ability to respond to lower revenue and generate operating leverage.

•
Operating cash flow - During 2012, we generated record cash flow from operations of $286 million, representing 128% of net income. We were able to generate cash sufficient to continue investments in the business, make two strategic acquisitions, and return $257 million to shareholders through share repurchases and dividend payments, while still ending the year with cash balances in excess of $320 million.

•
Strategic acquisitions - In late 2012, we acquired Traficon International NV, a leading provider of intelligent traffic solutions, and Lorex Technology, Inc., a leader in the do-it-yourself security market. We believe that these acquisitions will position us to access several potentially large markets for our sensing technology, and we expect them to contribute substantially to earnings in 2013 and beyond.

•
Return of capital - During 2012, we continued to return capital to shareholders both directly and indirectly. We repurchased 10.5 million shares of our Common Stock at an average price of $20.47 per share, and paid common stock dividends of $42 million. During 2012, these initiatives improved our total shareholder return by 5%, and improved our return on equity by 1%. Since inception, our share repurchase program has generated an internal rate of return of 35% as of December 31, 2012.

2012 Executive Compensation Actions
In 2012 we introduced a new approach to our long-term incentive program (“LTIP”) delivery, consisting of stock options to reinforce the focus on stock price appreciation, restricted stock units (RSUs) to support long-term ownership and retention, and a relative total shareholder return performance share program (“TSR Program”) with a three-year performance period designed to directly link the earning of LTIP compensation to sustained long-term stock price performance. The TSR Program provides incremental LTIP value above an annual market median core grant of stock options and RSUs to the NEOs only if our Common Stock substantially outperforms the S&P 500 over the performance period. The TSR Program also adds a key retention element for our most-critical employees due to there being no incremental vesting over the three-year performance period. If the growth in our stock price does not outperform the S&P 500, a substantial portion of the 2012 LTIP compensation reported in the 2012 Summary Compensation Table will not vest, and no value will accrue to the NEOs.
Similar to many three-year relative TSR programs, our TSR Program was front loaded in 2012, reflecting at target the difference between the 50th and the 75th percentile market long-term incentive value for the next three years. This explains the higher reported Stock Awards value for 2012 in the 2012 Summary Compensation Table.
As illustrated in our comparison of CEO Target Compensation versus Realized/Realizable Compensation on page 13, realized/realizable compensation from long-term incentives for 2012 and the earlier years of 2011 and 2010 has been substantially reduced as a result of the decline in our stock price. More importantly, if FLIR does not outperform the S&P 500 over the three-year performance period of the TSR Program, $1.5 million of our CEO's and $1.6 million of our other NEOs' reported 2012 Stock Awards value in the 2012 Summary Compensation Table will be forfeited. As of December 31, 2012, in the eight months since the commencement of the TSR Program, FLIR had underperformed the S&P 500 according to the definition in the TSR Program by 14%. This underperformance of 14%, in addition to the 33 1/3% outperformance required to achieve target vesting, thus requires 47% outperformance for the remainder of the performance period to achieve target vesting. The TSR Program is described in detail in the Long-Term Incentive Program section on page 18.
We believe this plan fully supports CEO pay-for-performance alignment. In addition, for 2012 our Compensation Committee took further steps to reinforce that alignment. Our NEOs were awarded no annual incentive plan (“AIP”) payments for 2012 due to the Company not achieving the performance-based goals set in our 2012 plan. Our CEO recommended, and the Compensation Committee agreed, that he not receive a base salary increase for 2013.

The Compensation Committee annually reviews all elements of compensation for our NEOs and makes modifications as needed to remain competitive, fair, reasonable and consistent with the financial objectives of the Company. We expect to make changes to our NEO compensation plans and practices when they are suggested by evolving market practices, changes in Company financial performance, and changes in accounting and tax rules.

Forfeiture of Pay, At-Risk Compensation and Impact of Stock Price Decline

As a result of our ongoing practice of making elements of our long-term incentive pay performance based over multi-year periods and specific rules related to disclosure of certain other pay elements in the 2012 Summary Compensation Table, we believe the following summary is important for a reader to understand the impact of our recent performance on our NEOs' actual compensation.

•
Forfeiture of payments under the 2012 AIP - We did not achieve the levels of revenue and diluted earnings per share ("EPS") required for payments under the 2012 AIP. The value forfeited totaled $2.3 million at target.

•
Forfeiture of performance-based stock options and RSUs - During 2011 and 2012, we did not achieve levels of EPS required to vest performance-based stock options granted in 2010 and performance-based RSUs granted in 2011. The value forfeited as a result of 2011 and 2012 performance totaled $1.9 million as measured by the aggregate grant date fair value. The initial grant values were reported in the Summary Compensation Tables in the years these RSUs and stock options were granted, but the forfeitures as a result of 2011 and 2012 performance are not reflected in the Summary Compensation Tables for 2011 and 2012.

•
2012 TSR Program - The grant date fair value of the entire 2012 TSR Program described above is reflected in the 2012 Summary Compensation Table, even though the program is specifically designed to measure our performance over a three-year time horizon, and no payouts, vesting or any other value realization event can occur unless both (a) we outperform the S&P 500 during the three year period of the program and (b) three years have elapsed from the grant date. In respect of our CEO, $1.5 million, or 57% of the amount reported in the Stock Awards column of the 2012 Summary Compensation Table is from the TSR Program. The shares underlying the calculation of this amount will only vest to the extent that FLIR outperforms the S&P 500 by 33 1/3 percentage points for the three year period of the program. As of December 31, 2012, FLIR had underperformed the S&P 500 since the inception of the TSR Program by 14%, meaning FLIR will need to outperform the S&P 500 by 47 percentage points from the end of 2012 through the end of the program for the shares underlying these grants to vest. In the event these shares do not vest, the forfeiture would not be captured as a reduction in the Summary Compensation Table in any year.

•
Wealth impact of share price decline - Our NEOs each have a significant amount of wealth directly tied to our Common Stock. Each NEO holds an amount of our Common Stock well in excess of levels required by our stock ownership requirements. As of December 31, 2012, our CEO, his spouse and trusts controlled by him owned approximately 940,000 shares of our Common Stock and he had exercisable stock options to purchase 1.7 million shares. The combined value of these holdings declined by $5.9 million from December 31, 2011 to December 31, 2012.

•
Supplemental Executive Retirement Plan ("SERP") - We have a SERP for three of our NEOs. This plan is described on page 19. The amounts reflected in the Change in Pension Value column of the 2012 Summary Compensation Table for our NEOs do not relate to any changes in plan design, but rather the ongoing low interest rate environment. In the event interest rates rise, the value of the SERP will decline, but such a decline would not be reported in the Summary Compensation Table in any year.

Alignment between Strategy, Results and Executive Compensation
Our approach to executive compensation is to pay for performance – that is, our NEOs total compensation should rise or fall based on Company and individual performance. By making equity a substantial component of NEO compensation, we tie our NEOs’ long-term interests to that of our shareholders. In 2012, our long-term incentive compensation, the actual value of which is directly correlated with the performance of our stock price, comprised 60% of total target compensation (“TTC”) for our CEO and, on average, 57% for our other NEOs. TTC is defined as the sum of base salary, target annual incentive compensation and target long-term incentive compensation. The higher proportion of long-term incentive compensation for our CEO reflects market practices as well as our objective to align a significant portion of his compensation with long-term corporate performance. In addition, 36% of the long-term incentive compensation reported in the 2012 Summary Compensation Table is only realized if FLIR outperforms the S&P 500 by 33 1/3 percentage points in the three years following the date of grant. As a result of our failure to reach certain EPS targets in 2011 and 2012, our NEOs forfeited a total of $1.4 million in performance-based equity awards in 2011 and an additional $542,000 of such awards in 2012.

Our annual incentive plan is designed to reflect annual financial performance as measured by growth in EPS and revenue, thereby complementing our longer-term, share value based long-term incentive plan. In each of the past two years, our annual performance did not meet the thresholds set for full payout. Accordingly, our NEOs' annual incentive compensation, as a percent of target, declined by 58% in 2011 compared to 2010, and in 2012, no annual incentive compensation was paid to our NEOs. In 2012, our annual incentive plan targets, comprised 21% of TTC for our CEO and, on average, 19% for our other NEOs.
In 2012, base salary accounted for 19% of TTC for our CEO and, on average, 24% for our other NEOs. This means our NEOs, on average, have 78% of their TTC opportunity tied to annual and long-term incentive compensation.
This strong link between pay and performance is highlighted in our "Annual Incentive Plan" and "Long-Term Incentive Program" descriptions in the "Compensation Design and Elements of Compensation" section below.

CEO Target Compensation versus Realized/Realizable Compensation
The chart below compares our CEO's target compensation for each of the past three years to the actual value of the compensation realized or still realizable based on our stock price on December 31, 2012 and the achievement of performance goals established under our AIP and our LTIP. As a result of our significant emphasis on incentive-based compensation and the cumulative decline in our stock price over the past three years, the realized and still realizable pay for our CEO has declined from the originally targeted value by 58% for 2010, 61% for 2011, and 30% for 2012.
Specifically, for 2012 our CEO's target AIP was $962,500; however, based on our performance, no AIP compensation was received. The LTIP granted in 2012 at its target value was $5.2 million; however, based on our stock price on December 31, 2012, the intrinsic value of the 2012 LTIP grants was $4.0 million. Therefore, the decrease in total value from what was originally targeted for our CEO's compensation in 2012 was $2.1 million. Correspondingly, the decreases in total value for 2010 and 2011 were $2.5 million and $2.9 million, respectively.

_______________
Notes to the chart on page 13:

•
The information in the Target Delivery columns reflect base salaries as set out in the 2010, 2011 and 2012 Summary Compensation Tables, target annual incentives and stock option compensation as set out in the 2010, 2011 and 2012 Grants of Plan-Based Awards Tables and the grant date target value of time-based, performance-based, and market-based restricted stock units ("RSUs"). The grant date target value in the above chart is defined as the market price of our Common Stock on the grant date times the number of RSUs.

•
The information in the Compensation Value as of December 31, 2012 columns reflect base salaries and actual annual incentive compensation as set out in the 2012 Summary Compensation Table on page 22, the intrinsic value of outstanding stock options (the difference between the option exercise price and the market price of our Common Stock on December 31, 2012, $22.32 per share), the intrinsic value of time-based RSUs as of December 31, 2012, and the intrinsic value of performance-based and market-based RSUs still outstanding and eligible to be earned as of December 31, 2012. Of the performance-based RSUs granted in 2011, the two-thirds that were forfeited based on the Company's 2011 and 2012 performance are excluded from this column, while the final one-third is included at an estimated threshold payout value of 50%.

•	RSUs that vested during the period are reflected based on the value realized at the time of vesting.

•
The decreases in value illustrated in the chart reflect the change in value of compensation delivered each year between the time of delivery or grant date and December 31, 2012, which, in the case of long-term equity incentives, reflects the decline in FLIR's stock price and the forfeiture of the first two thirds of the 2011 performance-based RSUs.

As reflected in the foregoing table, unless the efforts of the Company translate into sustained long-term value creation for our shareholders, the CEO will not be able to fully realize the intended economic benefits of the equity awards granted to him.

Philosophy and Objectives of Compensation Programs
General Philosophy
We believe the total compensation of our NEOs should support the following objectives:

•
To attract and retain NEOs with the skills, experience and motivation to enable the Company to achieve its stated objectives. This means that the Company provides an opportunity for NEOs to earn above average compensation for delivering consistently superior results;

•
To provide a mix of current, short-term and long-term compensation to achieve a balance between current income and long-term incentive opportunity and promote focus on both annual and multi-year business objectives. This means that NEOs have a higher percentage of their total pay opportunity tied to performance-based (versus fixed) and long-term (versus short-term) pay;

•
To align total compensation with the performance commitments we make to our shareholders, including, long-term growth in revenue and EPS. This means that benefits to our NEOs from both our short-term and long-term incentive programs are heavily influenced by our achieving EPS and revenue growth;

•
To allow NEOs who demonstrate consistent performance over a multi-year period to earn above-average compensation when FLIR achieves above-average long-term performance. This means that our compensation program for NEOs has a high degree of variability—significant upside for performance that exceeds goals, with commensurate risk when performance falls short of goals;

•
Is affordable and appropriate in light of the Company’s size, strategy and anticipated performance. This means that while the Compensation Committee considers competitive practices in its decision-making, it places significant emphasis on the Company’s specific strategy, financial situation and performance in the ultimate determination of compensation decisions; and

•
Is straightforward and transparent in its design, so that shareholders and other interested parties can clearly understand all elements of our compensation plans, individually and in the aggregate. This means generally limiting the number of compensation elements, types of compensation, perquisites and post-employment benefits while still remaining competitive in our compensation practices.

Annual Process for Determining NEO Compensation
We evaluate our compensation plans and programs annually. In the case of establishing our 2012 compensation, the process began in December 2011. In February 2012, Aon Hewitt's technology compensation consulting group, Radford (“Radford”), who had been retained by the Compensation Committee in 2011 as its independent compensation consultant, provided an executive compensation overview presentation to the Compensation Committee. The presentation contained a competitive pay analysis based on a methodology that included a review of peer group data, and evaluated the three major components of our executive compensation program - base salary, annual incentive, and long term incentive, as well as the impact of FLIR’s financial performance on executive compensation. This data was then integrated with other considerations such as relative compensation among the NEOs, overall Company performance in both absolute terms and relative to the peer group, and the results achieved by each individual NEO during the previous year. With the assistance of our human resources team, our CEO then made recommendations regarding base salary and target levels of annual incentive and long-term incentive compensation for each NEO (other than the CEO) to the Compensation Committee for its review and approval. The Compensation Committee independently reviewed the peer group data relating to CEO compensation, the overall Company performance and the performance of our CEO to determine his base salary and target levels of annual incentive and long-term incentive compensation. Concurrently, our human resources team and our CFO and CEO developed and recommended performance targets for the Annual Incentive Plan (“AIP”) to the Compensation Committee for its review and approval. The criteria for establishing these metrics included our anticipated financial performance for the year as measured by our internal budget, our long-term performance outlook as communicated to our shareholders, the Company’s recent and anticipated financial results, and consistency with historical practice.
We currently use the same metrics and similar plan design elements for the AIP compensation offered to our NEOs as those we use for the rest of our employees. While the amount of compensation that is at risk for performance varies among employee groups, all of our annual incentive pools are determined based on achievement of a target level of EPS and revenue. We believe EPS and revenue, and their annual growth rates, are important performance metrics for our shareholders. EPS and revenue growth are equally weighted. We believe that the use of these two key metrics in the AIP is aligned with market practice (as discussed on page 17).
Our LTIP compensation vehicles have varied historically. In 2012, the LTIP compensation vehicles granted to the NEOs consisted of time-based stock options, time-based RSUs and market-based RSUs (as discussed on page 18).
We believe this approach to short-term and long-term compensation offers appropriate incentives to our NEOs who are most able to impact long-term success, while aligning the objectives of all of our employees with those of our shareholders. The Compensation Committee periodically reviews this approach to ensure it remains consistent with the interests of our shareholders.

Defining the Market—Benchmarking
Management, in collaboration with the Compensation Committee and our compensation consultant, reviews the group of comparison companies that we benchmark our NEO compensation against (the “Peer Group”). In January 2012, the Compensation Committee, based on input from Radford, approved several changes to our Peer Group to better reflect the evolution in our business, and to include companies that represent key aspects of our business. Since there are no public companies directly comparable to FLIR, the Peer Group consisted of U.S.-based publicly-traded companies of similar size (based on revenues, employee size and market capitalization) and in the test and measurement and sensor systems industries. The Compensation Committee and Radford also quantitatively evaluated each potential comparison company based on their business focus and corporate strategy and ultimately selected companies most similar to FLIR with regards to business focus and financial profile.
Based on the Compensation Committee's review of our Peer Group, in January 2012, we added ten companies to the Peer Group and removed eight companies. The following companies were removed from the Peer Group for 2012: Ametek, Barnes Group, Dionex, ESCO Technologies, Illumina, Itron, Mettler Toledo International, and National Instruments. The following companies were added to the Peer Group for 2012: FEI Company, Finisar, Graf Tech International, JDS Uniphase, KLA-Tencor, Lam Research, Novellus Systems, Robbins & Myers, Teradyne, and Woodward.
The 2012 Peer Group was as follows: (1) Esterline Technologies, (2) FEI Company, (3) Finisar, (4) Garmin, (5) Graf Tech International, (6) JDS Uniphase, (7) KLA-Tencor, (8) Lam Research, (9) Mine Safety Appliances, (10) MKS Instruments, (11) Novellus Systems, (12) Perkin Elmer, Inc., (13) Rofin-Sinar Technologies, Inc., (14) Robbins & Myers, (15) Roper Industries, Inc., (16) Teledyne Technologies, (17) Teradyne, (18) Trimble Navigation, (19) Waters, and (20) Woodward. Based on data compiled by Radford and available at the time of the benchmarking, the Company was below the median of the Peer Group based on employee size (29th percentile), near the median of the Peer Group based on revenues (49th percentile), and above the Peer Group median with respect to market capitalization (72nd percentile).

Over the five year period ending December 31, 2012, FLIR has underperformed both the S&P 500 and the Peer Group in total shareholder return ("TSR"), as reflected in the following graph. At December 31, 2012, the closing price of our Common Stock was $22.32.

Total Shareholder Return - 5 Year
$125
$100
$75
$50
YE 2007
YE 2008
YE 2009
YE 2010
YE 2011
YE 2012
FLIR
S&P 500
PEERS

Since we place significant emphasis on pay-for-performance in our executive compensation programs, we believe the fact that our NEOs received no AIP payments for 2012 and they forfeited the performance-based RSUs granted in 2011 that were based on our 2012 performance is aligned with the fact that our TSR performance was below that of our Peer Group and the S&P 500.
Compensation Design and Elements of Compensation
We have designed our compensation plans to reward achievement of superior financial results, as measured by growth in EPS and revenue both annually and over multi-year periods. If we meet the objectives we have set for the Company, which reflect superior results compared to the market and our Peer Group, our NEOs will earn above-average compensation. Failure to achieve targeted results will significantly reduce total compensation, since a significant portion of our NEOs’ pay is in the form of short-term incentives that are based on achieving a target growth in EPS and revenue and long-term incentives in the form of performance-based RSUs that are based on achieving TSR in excess of the S&P 500. We believe this pay-for-performance philosophy attracts, retains and motivates our NEOs to be aligned with the Company’s objectives, and helps attract and retain the talent needed to meet its goals.
Base Salary
Key considerations in establishing base salary levels include the overall level of responsibility a given NEO has, the importance of his role, and the experience, expertise and specific performance of the individual. For each NEO we compare his base salary against the 50th percentile of the Peer Group. We consider current base salary levels for each of our NEOs to be consistent with these criteria and, absent any changes in responsibilities, that the individuals would expect increases in base salary to be in line with the market for such positions in the future. Our CEO’s base salary is contractually established in his employment agreements at $875,000 for 2012 and 2013. This represents a 3% increase over his base salary in 2011. All other NEOs’ base salaries are determined annually by the Compensation Committee in consultation with our CEO. In 2012, these recommendations were derived principally from information and analysis provided by Radford and resulted in 3% increases for each NEO.

Annual Incentive Plan
We have an Annual Incentive Plan that covers virtually all U.S. employees that are not eligible for sales incentives and all employees outside of the United States that are not eligible for sales incentives, profit sharing or other individual incentives. For our NEOs, this program awards annual cash incentive compensation based upon achievement of increases in EPS and revenue from the prior year.
The 2012 AIP funding was based on achievement of reported EPS and revenue targets, which were the same for our NEOs and all other employees. For the Company, growth in EPS and revenue are critical performance measures. We believe that aligning our NEOs’ non-equity incentive awards with these measures, if done annually and consistently, is a simple and easy to understand approach that is aligned with our shareholders’ interests. The Annual Incentive Plan was designed so that if the Company achieves the EPS and revenue targets, the AIP pool would equal 100% of the target incentive awards for all NEOs, including our CEO. The EPS and revenue metrics are equally weighted at 50% each, with each metric measured separately. For the half measured against the EPS metric, with each $0.01 variance above or below the target EPS, the AIP pool for NEOs was increased or decreased by 5%. The EPS target for 2012 was $1.65, representing a 6% increase over our EPS of $1.55 in 2011, as adjusted to exclude a pre-tax legal settlement expense of $39 million. For the half measured against the revenue metric, with each $1.0 million variance above or below the target revenue, the AIP pool for NEOs was increased or decreased by 0.5%. The revenue target for 2012 was $1,600 million, representing a 4% increase over our actual revenue of $1,544 million in 2011. Based on the analysis provided by Radford, the Compensation Committee increased the target award levels for each NEO to be in line with the 50th percentile of the comparable individuals in the Peer Group. The new target award for our CEO was 110% of his base salary compared to 100% in 2011. Target awards for our other NEOs ranged from 65% to 80% of base salary, compared to 60% to 70% in 2011. The Compensation Committee also reduced the maximum payout possible from 300% of target to 200% of target and increased the threshold payout possible from 30% of target to 50% of target. Based on our performance and our compensation objectives, the Compensation Committee determined that these new target award levels were appropriate. While we compared our specific AIP targets against the Peer Group on a position by position basis, we also evaluated the overall mix of base salaries, short-term and long-term incentive compensation using the Peer Group data as a guide.
2012 Annual Incentive Plan Matrix

	Below Threshold	Threshold	Target	Maximum	Actual
EPS	Below $1.55	94% of target $1.55	100% of target $1.65	112% of target $1.85	88% of target $1.45
Revenue	Below $1,500M	94% of target $1,500M	100% of target $1,600M	113% of target $1,800M	88% of target $1,405M
Annual Incentive	No payout	50% of target	100% of target	200% of target	0% of target
For 2012, FLIR’s reported EPS and revenue were $1.45 and $1,405 million, respectively, resulting in no AIP payouts for the NEOs.
The NEOs’ incentive payments and the non-executive employee pools have fluctuated from year to year in relation to our performance relative to our targets. The chart below details the past six years of AIP targets, actual results and payouts as a percentage of the target awards. The AIP results illustrate our pay-for-performance philosophy. Note that from 2007 to 2009, we utilized a single AIP target of EPS and, commencing in 2010, we have used revenue and EPS targets under the AIP.
Annual Incentive Plan Historical Targets and Results

Year	Target EPS	Actual EPS (1)	Target Revenue (in millions)	Actual Revenue (in millions)	Payout as Percent of Target
2007	$0.76	$0.89	n/a	n/a	200%
2008	1.06	1.28	n/a	n/a	254%
2009	1.54	1.50	n/a	n/a	72%
2010	1.60	1.54	$1,262	$1,388	125%
2011	1.69	1.55	1,593	1,544	53%
2012	1.65	1.45	1,600	1,405	—%
_______________

(1)	The 2009 Actual EPS was adjusted to exclude pre-tax legal expenses of $13.5 million and the 2011 Actual EPS was adjusted to exclude a pre-tax legal settlement expense of $39 million.

Long-Term Incentive Program
We believe sustained long-term growth in our share price, achieved through growing revenue and EPS, is the primary responsibility of our NEOs. Long-term incentives in the form of stock options, time-based RSUs, performance-based RSUs or other equity instruments are an appropriate way to link the interests of management and shareholders, and to incent management to achieve this objective. Therefore, we have consistently used such instruments as an integral part of our compensation programs, and the largest single component of each NEO’s TTC. Over the past several years, it has been our practice to issue stock-based compensation annually following our annual meeting of shareholders. Pursuant to the Compensation Committee Charter and the Equity Granting Policy adopted by the Compensation Committee in March 2007, we expect to continue to make annual grants in the future.
Our 2012 LTIP has two components. The first LTIP component is a grant where the target value is benchmarked against the 50th percentile of the Peer Group. For this component the value is allocated as follows: 50% time-based RSUs and 50% stock options. The stock options and RSUs granted in 2012 vest at the rate of one third per year, subject to the executive's continued employment on the applicable vesting date. The second LTIP component, the TSR Program, is a market-based RSU that provides the opportunity for executives to earn above market awards for above market performance. Based on the analysis provided by Radford, this second LTIP component, at target, provides LTIP awards that approximate the 75th percentile of the Peer Group. The market-based RSUs vest based on FLIR's relative TSR versus the S&P 500 for the three-year period beginning May 1, 2012. It is key to note that vesting only occurs if FLIR's TSR performance exceeds that of the S&P 500. If FLIR's TSR is equal to or below that of the S&P 500 over such three-year period, no market-based RSUs will vest. For each 1% that FLIR's TSR exceeds that of the S&P 500, NEOs earn 3% of the target grant value. Potential awards are capped at 200% of target. For the FLIR TSR calculation, the beginning and ending values are an average of FLIR's 20 closing stock prices prior to the date of grant and the vesting date. For the S&P 500 TSR calculation, the beginning and ending values are an average of the index's 20 composite values prior to the date of grant and the vesting date.
Vesting and Performance Criteria for 2012 Market-Based RSUs (TSR Program)

	Performance Period May 1, 2012 - April 30, 2015
	Performance Level	Percent of Target Shares that will Vest
Threshold Performance	TSR Equal to or Less than S&P 500	—%
Target Performance	FLIR TSR exceeds that of the S&P 500 by 33 1/3%	100%
Maximum Performance	FLIR TSR exceeds that of the S&P 500 by 66 2/3%	200%
During 2012, the second tranche of the performance-based RSUs granted in 2011 were forfeited based on our EPS performance during 2012. The following table reflects the number of equity instruments forfeited and their respective dollar values at the time of grant. The fact that the NEOs do not receive full vesting when our performance does not meet the established thresholds illustrates our pay-for-performance philosophy. Based on 2012 performance, our NEOs forfeited an aggregate of 15,701 performance-based RSUs, representing an aggregate grant date fair value of $541,756.
Forfeiture of 2011 Performance-Based RSUs

	2011 Performance-Based RSUs Forfeited Based on 2012 Performance (1)	Value at Grant
Earl R. Lewis	7,477	$257,957
Anthony L. Trunzo	2,243	77,384
William A. Sundermeier	2,243	77,384
Andrew C. Teich	2,243	77,384
William W. Davis	1,497	51,647
TOTAL	15,703	$541,756
_______________

(1)	Performance-based RSUs were granted on May 3, 2011. By not achieving our 2012 performance threshold of EPS of $1.86, these performance-based RSUs were forfeited.

Perquisites and Other Benefits
In general, we minimize the value and number of perquisites provided to our NEOs. We believe this makes our overall compensation program simpler, easier to understand, and more transparent to stakeholders. The primary perquisite for our NEOs is an automobile allowance. In addition, our NEOs have supplemental life insurance benefits beyond those provided to other U.S.-based employees. Our standard life insurance benefit is equal to two times an employee’s annual salary up to a maximum benefit of $500,000. The NEOs supplemental life insurance benefit provides three times the NEO’s salary, up to a maximum benefit of $1,200,000. The values of all perquisites for our NEOs are included in the 2012 All Other Compensation Table on page 23.
Our NEOs are also eligible to participate in our other benefit plans on the same terms as other employees. These plans include health plans, disability plans, retirement plans and an employee stock purchase plan.
Supplemental Executive Retirement Plan
In January 2001, we implemented a SERP for certain executives then employed by FLIR in the United States. This plan was implemented as an important retention tool at a time of uncertainty in the Company. Since the SERP’s inception, no additional participants have been added, and we do not intend to add participants in the future. Messrs. Lewis, Sundermeier and Teich are the only participants in the SERP.
Non-Qualified Deferred Compensation Plans
In early 2008, we implemented a non-qualified deferred compensation (“NQDC”) plan and a stock deferral plan. Participation by our employees, including our NEOs, is optional. The NQDC plan provides an additional pre-tax savings vehicle for our more highly compensated U.S.-based employees whose retirement savings opportunity is limited under our 401(k) plan. The stock deferral plan allows eligible employees to defer the receipt of vested RSUs. The NQDC and stock deferral plans are available to all our U.S.-based employees earning over a specified annual salary. The NQDC plan does not allow for Company contributions to be made to the plan on behalf of any employee, including the NEOs. See page 28 for additional details.

Employment Agreements
Our CEO had a two-year employment agreement, effective January 1, 2011 through December 31, 2012, approved by the Compensation Committee that establishes base salary levels and provides for annual incentive and long-term incentive awards under our approved plans (i.e., AIP and LTIP) for each year covered by his contract. The employment agreement was extended for one year through December 31, 2013, with terms consistent with those provided under the prior agreement. In addition, the agreement includes provisions regarding various termination scenarios which are described in the Potential Payments Upon Termination or Change of Control section on page 29.

Post-Termination Elements of Compensation
Severance
With the exception of our CEO, we do not have any formal severance arrangements with any of our NEOs.
In the past we have provided severance on a case by case basis in situations where a termination was not for cause, and such payment was deemed to be appropriate and in the best interests of the Company. We are likely to continue doing so in the future.
Change of Control Agreements
We consider a sound and vital management team to be essential in protecting and enhancing the best interests of the Company and our shareholders. To this end, we recognize that the possibility of a change of control could arise and that such possibility may result in the departure or distraction of management to the detriment of the Company and our shareholders. In order to encourage the continued attention and dedication of our NEOs to their assigned duties without distraction in circumstances arising from the possibility of a change of control of the Company, we entered into change of control agreements, effective April 30, 2009, with our NEOs, with the exception of our CEO.
The terms and value of these severance and change of control termination benefits are further described starting on page 31.
Compensation Committee Governance
Compensation Committee Members and Compensation Committee Charter
Our NEO compensation policies are established, reviewed and approved by the Compensation Committee of the Board of Directors. The Compensation Committee is composed of three non-employee directors—Angus L. Macdonald (Chair), William W. Crouch and Michael T. Smith—all of whom have been determined by the Board to be “independent” as defined by the Board’s Corporate Governance Principles and applicable SEC and NASDAQ rules. The members of the Compensation Committee, in aggregate, have significant experience in executive positions including management, talent development, finance, and accounting, and have been involved in executive compensation matters in their respective careers. See pages 2-4 in this Proxy Statement for a more detailed biography for each of our directors. In accordance with its Charter, the Board’s Corporate Governance Committee annually reviews the operation, structure, and membership of all committees, including the Compensation Committee.

The Compensation Committee has primary responsibility for all matters relating to the compensation of our NEOs, as well as certain compensation elements for other employees. “Compensation” for this purpose means all forms of remuneration including, without limitation, salaries, bonuses, annual and long-term incentive compensation, equity-based compensation, retirement benefits, severance pay and benefits, fringe benefits and perquisites, and compensation and benefits in the event of a change of control of the Company. The Compensation Committee, in its discretion, may retain the services of outside consultants to assist it in compensation matters. The Compensation Committee is governed by a charter adopted by the Board, which can be found at www.flir.com/investor. The Corporate Governance Committee of the Board annually considers and makes recommendations, as appropriate, to the Board regarding the content of all Board committee charters, including the Compensation Committee’s charter. The Compensation Committee charter was first adopted by the Board in October  2002, and was most recently updated in February 2010.
Compensation Consultant
The Compensation Committee has from time to time engaged professional compensation consultants to advise the Compensation Committee on our executive compensation programs and policies. As indicated earlier, the Compensation Committee engaged Radford to conduct a competitive analysis of our executive compensation levels in late 2011, and utilized that analysis as part of its determination of executive compensation levels for 2012. The Compensation Committee and the Corporate Governance Committee intend to continue using compensation consultants in the future, but not necessarily on an annual basis. Decisions as to whether the use of a consultant is appropriate for any annual period will be determined by the respective committees based on considerations including length of time since the last engagement of a consultant and changes in factors affecting executive compensation at the Company or in the market at large.
Role of Executives in Establishing Compensation
Our CFO and Vice President of Global Human Resources have participated in the development of certain NEO compensation programs, particularly the AIP and the LTIP described above. Once formulated, these programs are reviewed by our CEO and other individuals whose counsel may be sought from time to time and submitted to the Compensation Committee for its review and approval. The Committee considers these recommendations in its decision process, but they are not necessarily determinative. As noted previously, with the assistance of our human resources team, our CEO makes recommendations regarding base salary and target levels of the AIP and LTIP compensation for each NEO (other than himself) to the Compensation Committee. Our human resources team, CFO and CEO also recommend to the Compensation Committee the performance targets under the AIP and LTIP, if applicable. From time to time, certain individuals including our CEO, CFO and Vice President of Global Human Resources are invited to attend meetings of the Compensation Committee. A person, who may be a member of the Company’s management, will be designated by the Compensation Committee Chairman to act as Secretary to the Compensation Committee. During 2012, the Company’s Senior Vice President, General Counsel and Secretary served in this capacity. While these individuals may be asked to provide input and perspective, only Compensation Committee members vote on NEO compensation matters. Our Vice President of Global Human Resources is responsible for the implementation, execution and operation of our compensation programs, as directed by the CEO and the Compensation Committee.
Stock Ownership/Retention Requirements/Insider Trading Policy
We impose stock ownership requirements on our NEOs. The Corporate Governance Principles require our NEOs to hold shares of Common Stock, time-based RSUs, performance-based RSUs (valued at the target performance level) or in-the-money stock options valued in an amount equal to no less than one year’s base salary. The Corporate Governance Principles are reviewed annually by the Corporate Governance Committee of the Board. As of the date of this Proxy Statement, all NEOs are in compliance with these requirements. In addition, the Company's insider trading policy prohibits our executive officers and directors from pledging our securities or engaging in hedging transactions with respect to our securities.
“Say on Pay” Vote
The Compensation Committee seeks to align the objectives of the Company’s executive compensation program with the interests of our shareholders. In that respect, as part of its on-going review of the NEOs’ compensation programs, the Compensation Committee considered the approval by approximately 97% of the votes cast for our “say on pay” vote at our prior annual meeting of shareholders and determined that the NEO compensation philosophy and compensation elements continued to be appropriate and did not make any changes to the NEO compensation program in response to such shareholder vote.
Impact of Tax and Accounting on Compensation Decisions
As a general matter, the Compensation Committee takes into account the various tax and accounting implications of the compensation vehicles employed by the Company.
When determining the amounts of long-term incentive compensation for NEOs and employees, the Compensation Committee examines the accounting cost associated with the grants. Grants of stock options, RSUs and other share-based payments result in an accounting expense for the Company. The accounting expense is equal to the fair value of the instruments being issued. For time-based and performance-based RSUs, the expense is equal to the fair value of a share of Common Stock on the date of grant times the number of units granted. For market-based RSUs, the expense is equal to the grant date fair value of the RSU based on the probable satisfaction of the market condition times the number of units granted. For stock options, the expense is equal to the fair value of the option on the date of grant using a Black-Scholes option pricing model times the number of stock options granted. The expenses are amortized over the vesting period.
Section 162(m) of the United States Internal Revenue Code ("Section 162(m)") generally prohibits any publicly held corporation from taking a federal income tax deduction for compensation paid in excess of $1,000,000 in any taxable year to “covered employees” within the meaning of Section 162(m). Exceptions are made for qualified performance-based compensation, among other things. It is the Compensation Committee’s policy to maximize the effectiveness of our NEO compensation plans in this regard. However, the Compensation Committee believes that compensation and benefits decisions should be primarily driven by the needs of the business, rather than by tax policy. Therefore, the Compensation Committee may make decisions that result in compensation expense that is not fully deductible under Section 162(m).

COMPENSATION COMMITTEE REPORT
We have reviewed and discussed the Compensation Discussion and Analysis with FLIR’s management and, based on our review and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company's Annual Report on Form 10-K for the year ended December 31, 2012.

THE COMPENSATION COMMITTEE
Angus L. Macdonald, Chair
William W. Crouch
Michael T. Smith

COMPENSATION OF EXECUTIVE OFFICERS
2012 Summary Compensation Table
The following table summarizes compensation for our CEO, CFO and our three other NEOs for the years ended December 31, 2012, 2011 and 2010.

		Salary	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value	All Other Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)

Earl R. Lewis	2012	$870,192	$2,649,950	$1,120,560	$—	$539,516	$34,411	$5,214,629
President and	2011	849,039	1,547,670	1,535,919	448,375	1,810,116	39,493	6,230,612
Chief Executive Officer	2010	825,000	—	2,717,891	1,031,250	755,473	40,778	5,370,392

Anthony L. Trunzo	2012	442,115	945,940	473,280	—	n/a	27,685	1,889,020
Senior Vice President,	2011	427,692	464,370	460,416	158,778	n/a	27,089	1,538,345
Finance and Chief	2010	367,308	—	731,875	277,500	n/a	27,060	1,403,743
Financial Officer

William A. Sundermeier	2012	442,115	945,940	473,280	—	291,892	27,310	2,180,537
President, Government	2011	428,846	464,370	460,416	158,778	719,750	26,727	2,258,887
Systems Division	2010	397,385	—	836,094	350,000	—	27,941	1,611,420

Andrew C. Teich	2012	445,000	945,940	473,280	—	309,155	30,975	2,204,350
President, Commercial	2011	428,846	464,370	460,416	158,778	755,442	28,762	2,296,614
Systems Division	2010	397,385	—	836,094	350,000	—	29,690	1,613,169

William W. Davis	2012	362,115	494,640	257,520	—	n/a	33,230	1,147,505
Senior Vice President,	2011	348,846	309,810	306,944	110,775	n/a	28,626	1,105,001
General Counsel and	2010	319,039	—	522,266	240,000	n/a	27,892	1,109,197
Secretary
__________

(1)
Represents the aggregate grant date fair value for time-based, performance-based and market-based RSUs granted in 2012 and 2011. The amounts reported in this column are calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“FASB ASC Topic 718”). For additional information regarding the calculation of the grant date fair value of the RSU awards, see Note 1 to Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2012. For the market-based RSUs granted in 2012, the likelihood of achieving the market condition required for vesting was included in the determination of the grant date fair value of the RSUs. Under FASB ASC Topic 718, the vesting condition related to the market-based RSUs is considered a market condition and not a performance condition. Accordingly, there is no grant date fair value in excess of the amount reflected in the table above that could be calculated and disclosed based on achievement of the market condition.

(2)
Represents the aggregate grant date fair value for stock options granted in 2012, 2011 and 2010 at an exercise price of $22.30, $35.22 and $30.27 per share, respectively. In accordance with FASB ASC Topic 718, the aggregate grant date fair value for these awards is determined using the Black-Scholes option pricing model. For additional information regarding the calculation of the grant date fair value of the stock option awards, see Note 1 to Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2012.

(3)
Represents amounts earned under our AIP with respect to the specified year. The 2012 AIP and performance metrics are described in the Compensation Discussion and Analysis under “Annual Incentive Plan.”

(4)
Represents the aggregate change in actuarial present value of each NEO’s accumulated benefit under the SERP during the years indicated. The Change in Pension Value in the table above is calculated on the basis of Minimum Retirement Benefit (as described in the Pension Benefits table on page 27) for all participants, even though Messrs. Sundermeier and Teich have not achieved eligibility for such benefits. The primary reason for the increase in the present value of accrued benefits was a change in the interest rate assumption used to discount expected future payments.

(5)
Represents actual cash expenses incurred by the Company and includes car allowances, Company matching contributions under our 401(k) plan, group life insurance premiums, and other personal benefits. Details are described in the All Other Compensation Table on page 23.

2012 All Other Compensation Table
The following table provides the components of the amounts shown for 2012 in the “All Other Compensation” column of the 2012 Summary Compensation Table.

	Car Allowance	Company Contributions under 401(k) Plan	Group Life Insurance Premiums	Other Personal Benefits		Total
Name	($)	($)	($)	($)(1)		($)

Earl R. Lewis	$18,000	$8,500	$6,858	$1,053	(1)	$34,411
Anthony L. Trunzo	18,000	8,500	810	375	(2)	27,685
William A. Sundermeier	18,000	8,500	810	—		27,310
Andrew C. Teich	18,000	8,500	1,242	3,233	(3)	30,975
William W. Davis	18,000	8,500	2,322	4,408	(4)	33,230
_______________

(1)	Represents spousal travel expenses.

(2)	Represents airline club membership dues.

(3)	Represents spousal travel expenses of $1,923 and a patent award payment of $1,310.

(4)	Represents spousal travel expenses of $3,358, fitness club dues of $600 and airline club membership dues of $450.
2012 Grants of Plan-Based Awards
The following Grants of Plan-Based Awards table provides information regarding non-equity incentive plan awards and equity-based awards granted to our NEOs during the year ended December 31, 2012. The equity-based awards were granted under the FLIR Systems, Inc. 2011 Stock Incentive Plan, while the non-equity incentive plan awards were granted under the FLIR Systems, Inc. Executive Bonus Plan.

				Estimated Future Payouts under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts under Equity Incentive Plan Awards
				Threshold	Target	Maximum	Threshold	Target	Maximum	All Other Stock Awards; Number of Shares of Stock or Units	All Other Option Awards; Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date		Approval Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)

Earl R. Lewis			02/09/12	$481,250	$962,500	$1,925,000
	05/01/12	(2)	04/26/12								161,000	$22.30	$1,120,560
	05/01/12	(3)	04/26/12				64,000	128,000	256,000				1,501,440
	05/01/12	(4)	04/26/12							53,000			1,148,510

Anthony L. Trunzo			02/09/12	178,000	356,000	712,000
	05/01/12	(2)	04/26/12								68,000	22.30	473,280
	05/01/12	(3)	04/26/12				20,000	40,000	80,000				469,200
	05/01/12	(4)	04/26/12							22,000			476,740

William A. Sundermeier			02/09/12	178,000	356,000	712,000
	05/01/12	(2)	04/26/12								68,000	22.30	473,280
	05/01/12	(3)	04/26/12				20,000	40,000	80,000				469,200
	05/01/12	(4)	04/26/12							22,000			476,740

Andrew C. Teich			02/09/12	178,000	356,000	712,000
	05/01/12	(2)	04/26/12								68,000	22.30	473,280
	05/01/12	(3)	04/26/12				20,000	40,000	80,000				469,200
	05/01/12	(4)	04/26/12							22,000			476,740

William W. Davis			02/09/12	118,625	237,250	474,500
	05/01/12	(2)	04/26/12								37,000	22.30	257,520
	05/01/12	(3)	04/26/12				10,000	20,000	40,000				234,600
	05/01/12	(4)	04/26/12							12,000			260,040

_______________

(1)
Represents the target awards under the AIP. The AIP threshold is 50% of target. The Compensation Committee approved the AIP grants at a committee meeting on February 9, 2012. See the Annual Incentive Plan section of Compensation Discussion and Analysis on page 17 for details on the AIP.

(2)
The Compensation Committee approved the stock option grants at a committee meeting on April 26, 2012. The stock option grants were issued on May 1, 2012 which was the second trading day after the date of the Company’s public earnings announcement for the first quarter. These stock options vest over a three-year period, in three equal installments on May 1, 2013, 2014 and 2015. The grant date fair value represents the maximum grant date fair value of $6.96 per share, calculated in accordance with FASB ASC Topic 718. The assumptions made in determining the grant date fair value of each stock option grant are disclosed in Note 1 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2012.

(3)
The Compensation Committee approved the market-based RSU grants at a committee meeting on April 26, 2012. The market-based RSU grants were issued on May 1, 2012 which was the second trading day after the date of the Company’s public earnings announcement for the first quarter. These market-based RSU grants vest on May 1, 2015 based on the Company's relative TSR performance from May 1, 2012 through May 1, 2015. The TSR metric to be used to determine vesting for the market-based RSUs are described in the Compensation Discussion and Analysis under "Long-Term Incentive Program." The grant date fair value of $11.73 per market-based RSU is calculated in accordance with FASB ASC Topic 718 based on the probable satisfaction of the market conditions. The assumptions made in determining the grant date fair value of each market-based RSU grant are disclosed in Note 1 or the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2012.

(4)
The Compensation Committee approved the time-based RSU grants at a committee meeting on April 26, 2012. The time-based RSU grants were issued on May 1, 2012 which was the second trading day after the date of the Company’s public earnings announcement for the first quarter. These time-based RSU grants vest over a three-year period, in three equal installments on June 1, 2013, May 1, 2014 and May 1, 2015. In accordance with FASB ASC Topic 718, the grant date fair value for these awards was $21.67, which was the closing market price of our Common Stock on the date of grant, discounted by the net present value of our quarterly dividends.

Outstanding Equity Awards at Fiscal Year-End 2012
The following Outstanding Equity Awards at Fiscal Year-End 2012 table summarizes the equity awards we have made to our NEOs which were outstanding as of December 31, 2012.

	Option Awards					Stock Awards
									Equity Incentive Plan Awards:
	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Been Vested		Market Value of Shares or Units of Stock That Have Not Been Vested	Number of Unearned Shares, Units or Other Rights That Have Not Vested		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	(#)	(#)		($)	Date	(#)		($)(1)	(#)		($)(1)

Earl R. Lewis	680,000			$18.06	02/04/15
	274,492			12.57	02/13/16
	250,000			20.75	05/01/17
	129,500			34.31	04/28/18
	189,800			25.64	05/05/19
	154,733	77,367	(2)	30.27	04/27/20
	42,700	85,400	(3)	35.22	05/03/21
		161,000	(4)	22.30	05/01/22
						14,954	(5)	333,709
						53,000	(6)	1,182,732
									3,738	(7)	83,416
									128,000	(8)	2,856,410

Anthony L. Trunzo	120,000			18.06	02/04/15
	35,862			12.57	02/13/16
	47,000			20.75	05/01/17
	23,500			34.31	04/28/18
	63,250			25.64	05/05/19
	41,666	20,834	(2)	30.27	04/27/20
	12,800	25,600	(3)	35.22	05/03/21
		68,000	(4)	22.30	05/01/22
						4,487	(5)	100,131
						22,000	(6)	490,945
									1,122	(7)	25,038
									40,000	(8)	892,628

William A. Sundermeier	119,400			12.57	02/13/16
	65,200			20.75	05/01/17
	32,500			34.31	04/28/18
	75,950			25.64	05/05/19
	47,600	23,800	(2)	30.27	04/27/20
	12,800	25,600	(3)	35.22	05/03/21
		68,000	(4)	22.30	05/01/22
						4,487	(5)	100,131
						22,000	(6)	490,945
									1,122	(7)	25,038
									40,000	(8)	892,628

	Option Awards					Stock Awards
									Equity Incentive Plan Awards:
	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Been Vested		Market Value of Shares or Units of Stock That Have Not Been Vested	Number of Unearned Shares, Units or Other Rights That Have Not Vested		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	(#)	(#)		($)	Date	(#)		($)(1)	(#)		($)(1)

Andrew C. Teich	150,000			$18.06	02/04/15
	119,400			12.57	02/13/16
	65,200			20.75	05/01/17
	32,500			34.31	04/28/18
	75,950			25.64	05/05/19
	47,600	23,800	(2)	30.27	04/27/20
	12,800	25,600	(3)	35.22	05/03/21
		68,000	(4)	22.30	05/01/22
						4,487	(5)	100,131
						22,000	(6)	490,945
									1,122	(7)	25,038
									40,000	(8)	892,628

William W. Davis	15,000			22.40	07/27/17
	23,500			34.31	04/28/18
	55,300			25.64	05/05/19
	29,733	14,867	(2)	30.27	04/27/20
	8,533	17,067	(3)	35.22	05/03/21
		37,000	(4)	22.30	05/01/22
						2,994	(5)	66,813
						12,000	(6)	267,788
									748	(7)	16,692
									20,000	(8)	446,314
_______________

(1)	Based on the closing market price of our Common Stock as of December 31, 2012 ($22.32), as reported on NASDAQ.

(2)	Time-based stock options granted on April 27, 2010 that will vest on April 27, 2013.

(3)	Time-based stock options granted on May 3, 2011 that will vest in two equal installments on May 3, 2013 and 2014.

(4)	Time-based stock options granted on May 1, 2012 that will vest in three equal installments on May 1, 2013, 2014 and 2015.

(5)	Time-based RSUs granted on May 3, 2011 that will vest in two equal installments on May 3, 2013 and 2014.

(6)	Time-based RSUs granted on May 1, 2012 that will vest in three equal installments on June 1, 2013, May 1, 2014 and May 1, 2015.

(7)
Performance-based RSUs granted on May 3, 2011 that will vest on May 3, 2014 based on the Company’s EPS performance from January 1, 2013 through December 31, 2013. 100% of the performance-based RSUs that were scheduled to vest on May 3, 2013 were forfeited based on our EPS performance during 2012.

(8)	Market-based RSUs granted on May 1, 2012 that will vest on May 1, 2015 based on the Company's relative TSR performance versus the S&P 500 for the three-year period beginning May 1, 2012.

2012 Option Exercises and Stock Vested
The following Option Exercises and Stock Vested table provides additional information about the value realized by our NEOs on the vesting of RSUs during the year ended December 31, 2012.

	Option Awards		Stock Awards(1)
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting		Value Realized on Vesting
Name	(#)	($)	(#)		($)

Earl R. Lewis	—	—	13,660	(2)	$292,073
Anthony L. Trunzo	—	—	4,310	(3)	92,224
William A. Sundermeier	—	—	4,710	(4)	100,908
Andrew C. Teich	—	—	4,710	(5)	100,908
William W. Davis	—	—	3,296	(6)	70,659
_______________

(1)	The value realized on vesting was determined by multiplying the number of RSUs vesting by the closing price of our Common Stock as reported on NASDAQ on the vesting date.

(2)
Represents 6,184 RSUs that vested on May 5, 2012 for which distribution has been deferred until June 1, 2015, and 7,476 RSUs that vested on June 3, 2012 for which distribution has been deferred until June 1, 2017.

(3)	Included are 2,067 RSUs that vested on May 5, 2012 for which distribution has been deferred until June 1, 2014. The value realized on vesting of these deferred units was $44,875.

(4)	Included are 2,243 RSUs that vested on June 3, 2012 for which distribution has been deferred until June 1, 2016. The value realized on vesting of these deferred units was $47,350.

(5)	Included are 2,467 RSUs that vested on May 5, 2012 for which distribution has been deferred until June 1, 2016. The value realized on vesting of these deferred units was $53,559.

(6)	Included are 1,496 RSUs that vested on June 3, 2012 for which distribution has been deferred until June 1, 2014. The value realized on vesting of these deferred units was $31,581.

2012 Pension Benefits
The following Pension Benefits table provides the present value of the accumulated benefits payable to each of our NEOs under our SERP.

		Number of Years of Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
Name	Plan Name	(#)	($)(1)	($)

Earl R. Lewis	SERP	12	$13,233,921	$—
Anthony L. Trunzo	n/a	n/a	n/a	n/a
William A. Sundermeier	SERP	12	2,502,880	—
Andrew C. Teich	SERP	12	2,815,801	—
William W. Davis	n/a	n/a	n/a	n/a
__________

(1)
The assumptions made in determining the present value of the accumulated benefit are disclosed in Note 16 to Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2012.

Under the SERP, there are two methods for calculating retirement benefits: (1) Retirement Benefit and (2) Minimum Retirement Benefit. Under the Retirement Benefit method, a participant who terminates is entitled to receive his vested account balance in a lump sum payable within 60 days after the date of termination. Under the Minimum Retirement Benefit method, a participant is entitled to receive a lump sum payment equal to 118% of the present value of a hypothetical stream of installments payable annually for 20 years, with each payment equal to 25% of the greater of (A) the participant’s cash compensation earned during his final 12 full months of employment, (B) the average of the participant’s two highest full calendar years of cash compensation, or (C) the participant’s highest cash compensation received in any one of the five full calendar years preceding retirement. Under certain circumstances defined below, participants are eligible to receive the greater of the Retirement Benefit or the Minimum Retirement Benefit. The present value of accumulated benefits in the table above is calculated on the basis of Minimum Retirement Benefit for all participants even though Messrs. Sundermeier and Teich have not achieved eligibility for such benefits.
Participant accounts are in separate unfunded retirement accounts and such accounts are credited with an amount equal to 10% of such participant’s cash compensation during each plan year. Cash compensation is defined as salary plus annual incentive payments. The retirement accounts earn interest at the prime interest rate plus 2%. Vesting in the retirement accounts is based upon the age of the participant and increases annually with full vesting provided at the earlier of age 60 or after 10 years of service. All participants are 100% vested.
Upon Normal Retirement, death or disability, the participant is entitled to receive the greater of his Retirement Benefit or his Minimum Retirement Benefit.
The SERP defines Normal Retirement as termination of employment with the Company at or after age 60. There are early retirement provisions in the SERP established based upon termination of employment at or after age 55 with at least five full years of service. Under these early retirement provisions, the participant is eligible to receive the Minimum Retirement Benefit; however, benefits are reduced by 6% for each year prior to age 60 in which the termination occurs. If a participant is eligible for early retirement and terminates within two years of a change of control, the 6% reduction above shall not apply and the benefit will be increased by 5% for each year, or partial year, that the participant’s age at termination is less than 60.
2012 Non-Qualified Deferred Compensation
The following Non-Qualified Deferred Compensation table provides information regarding the contributions made and the aggregate earnings recognized during the year ended December 31, 2012, and the account balances as of December 31, 2012 for our NEOs under the NQDC plan and the stock deferral plan.

	Executive Contributions in		Registrant Contributions	Aggregate Earnings (Loss) in	Aggregate Withdrawals / Distributions	Aggregate Balance at December 31,
	2012			2012		2012
Name	($)		($)	($)(1)	($)	($)

Earl R. Lewis	$659,284	(2)	$—	$313,671	$—	$4,055,040
	292,073	(3)	—	(129,176)	—	1,632,138

Anthony L. Trunzo	8,778	(2)	—	87,630	—	617,147
	44,875	(4)	—	(8,543)	—	140,725

William A. Sundermeier	176,846	(2)	—	28,617	—	335,396
	47,350	(5)	—	3,050	(414,885) (8)	50,400

Andrew C. Teich	60,378	(2)	—	38,880	—	309,506
	53,559	(6)	—	(10,197)	—	167,962

William W. Davis	10,775	(2)	—	7,856	—	175,732
	31,581	(7)		2,034	—	33,615
_______________

(1)	These amounts are not reported in the 2012 Summary Compensation Table on page 22.

(2)	These amounts are reported as Salary in the 2012 Summary Compensation Table on page 22.

(3)	Includes 6,184 RSUs that vested on May 5, 2012 and 7,476 RSUs that vested on June 3, 2012.

(4)	Includes 2,067 RSUs that vested on May 5, 2012.

(5)	Includes 2,243 RSUs that vested on June 3, 2012.

(6)	Includes 2,467 RSUs that vested on May 5, 2012.

(7)	Includes 1,496 RSUs that vested on June 3, 2012.

(8)	Includes 16,549 RSUs distributed in accordance with Mr. Sundermeiers' deferral elections.

FLIR implemented the NQDC plan in 2008 in order to provide highly compensated employees with an additional savings option. NEOs can defer up to 50% of salary and up to 100% of AIP compensation. Participants elect the timing and method of distribution during the annual enrollment period. Distribution options include a lump sum or annual installments. The deferred compensation and investment earnings are held as a Company asset within a rabbi trust. Participants have a menu of market-based investment options from which to choose to invest their contributions.
In addition, the Company implemented a Stock Deferral Plan in 2008 that provides highly compensated employees the option of deferring the receipt of RSUs after vesting. Participants may elect to defer the distribution for up to 11 years from the grant date and must make the election to defer within 30 days of grant.
Potential Payments Upon Termination or Change of Control
We have entered into certain agreements and maintain certain plans that will require us to provide compensation to our NEOs in the event of a termination of employment or a termination in connection with a change of control of the Company. The following tables show potential payments to our NEOs assuming a December 31, 2012 termination date and, where applicable, using the closing market price of our Common Stock as of December 31, 2012 of $22.32, as reported on NASDAQ.

Earl R. Lewis

Executive Benefits and Payments Upon Termination	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary Not For Cause Termination	For Cause Termination	Termination in connection with a Change of Control	Death	Disability
Compensation
Base Salary Continuation(1)	$—	$—	$—	$1,312,500	$—	$1,312,500	$875,000	$364,583
Severance Payment(2)	—	—	—	875,000	—	875,000	—	—
Stock Options (unvested and accelerated)(3)	—	—	—	2,528	—	2,528	—	—
RSUs (unvested and accelerated)(3)	—	—	—	4,539,683	—	4,539,683	—	—
Benefits & Perquisites
Post-Termination Health Care Benefits	—	—	—	—	—	—	—	—
Supplemental Executive Retirement Plan(4)	13,479,774	13,479,774	13,479,774	13,479,774	2,323,995	13,479,774	13,479,774	13,479,774

Total	$13,479,774	$13,479,774	$13,479,774	$20,209,485	$2,323,995	$20,209,485	$14,354,774	$13,844,357
 __________

(1)
Base Salary Continuation:     In the event Mr. Lewis’ employment is involuntarily terminated without cause by the Company, he will be entitled to 18 months of his base salary in effect at the time of termination. If Mr. Lewis’ employment is terminated due to death, his beneficiaries will be entitled to 12 months of his base salary in effect at the time of termination. In the event of termination due to disability, base salary will be paid through the end of the fifth month of disability.

(2)	Severance Payment: In the event Mr. Lewis’ employment is involuntarily terminated without cause by the Company, he will be entitled to a severance payment equal to 100% of his base salary.

(3)
Stock Options and RSUs:    In the event Mr. Lewis' employment is involuntarily terminated by the Company without cause, he will be entitled to immediate vesting on all unvested equity awards. For unvested performance-based equity awards, the target number of shares will immediately vest. See the "Outstanding Equity Awards at Fiscal Year-End 2012" table for additional details.

(4)
Supplemental Executive Retirement Plan (SERP):     In the event Mr. Lewis’ employment is terminated for any reason other than for cause, he will be entitled to the Minimum Retirement Benefit as described in the Pension Benefits table on page 27. The amounts above represent the present value of a stream of annuity payments payable over 20 years using a discount rate on December 31, 2012 of 3.75%. In the event Mr. Lewis’ employment is terminated for cause, his benefit will be equal to his vested account balance in his SERP account as of the date of termination. The benefit will be paid as a lump sum.

Anthony L. Trunzo

Executive Benefits and Payments Upon Termination	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary Not For Cause Termination	For Cause Termination	Termination in connection with a Change of Control	Death	Disability
Compensation
Lump Sum Payment(1)	$—	$—	$—	$—	$—	$1,028,585	$—	$—
Stock Options (unvested and accelerated)(2)	—	—	—	—	—	1,068	—	—
RSUs (unvested and accelerated)(2)	—	—	—	—	—	1,533,780	—	—
Benefits & Perquisites
Post-Termination Health Care Benefits (3)	—	—	—	—	—	23,110	—	—
Supplemental Executive Retirement Plan(4)	—	—	—	—	—	—	—	—

Total	$—	$—	$—	$—	$—	$2,586,543	$—	$—

William A. Sundermeier

Executive Benefits and Payments Upon Termination	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary Not For Cause Termination	For Cause Termination	Termination in connection with a Change of Control	Death	Disability
Compensation
Lump Sum Payment(1)	$—	$—	$—	$—	$—	$1,029,739	$—	$—
Stock Options (unvested and accelerated)(2)	—	—	—	—	—	1,068	—	—
RSUs (unvested and accelerated)(2)	—	—	—	—	—	1,533,780	—	—
Benefits & Perquisites
Post-Termination Health Care Benefits (3)	—	—	—	—	—	35,673	—	—
Supplemental Executive Retirement Plan(4)	826,583	—	—	826,583	826,583	826,583	3,738,612	3,738,612

Total	$826,583	$—	$—	$826,583	$826,583	$3,426,843	$3,738,612	$3,738,612

Andrew C. Teich

Executive Benefits and Payments Upon Termination	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary Not For Cause Termination	For Cause Termination	Termination in connection with a Change of Control	Death	Disability
Compensation
Lump Sum Payment(1)	$—	$—	$—	$—	$—	$1,032,624	$—	$—
Stock Options (unvested and accelerated)(2)	—	—	—	—	—	1,068	—	—
RSUs (unvested and accelerated)(2)	—	—	—	—	—	1,533,780	—	—
Benefits & Perquisites
Post-Termination Health Care Benefits (3)	—	—	—	—	—	17,654	—	—
Supplemental Executive Retirement Plan(4)	838,767	—	—	838,767	838,767	838,767	3,738,612	3,738,612

Total	$838,767	$—	$—	$838,767	$838,767	$3,423,893	$3,738,612	$3,738,612

William W. Davis

Executive Benefits and Payments Upon Termination	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary Not For Cause Termination	For Cause Termination	Termination in connection with a Change of Control	Death	Disability
Compensation
Lump Sum Payment(1)	$—	$—	$—	$—	$—	$821,736	$—	$—
Stock Options (unvested and accelerated)(2)	—	—	—	—	—	581	—	—
RSUs (unvested and accelerated)(2)	—	—	—	—	—	814,299	—	—
Benefits & Perquisites
Post-Termination Health Care Benefits (3)	—	—	—	—	—	35,673	—	—
Supplemental Executive Retirement Plan(4)	—	—	—	—	—	—	—	—

Total	$—	$—	$—	$—	$—	$1,672,289	$—	$—
___________

(1)
Lump Sum Payment for Cash Compensation:     In the event an NEO’s employment is involuntarily terminated by the Company in connection with a change of control, the NEO will be entitled to a payment equal to his base salary and AIP for the two most recent taxable years ending before the date upon which the change of control occurred.

(2)
Stock Options and RSUs:     In the event an NEO’s employment is involuntarily terminated by the Company in connection with a change of control, the NEO will be entitled to immediate vesting on all unvested equity awards. For unvested performance-based equity awards, the target number of shares will immediately vest. See the "Outstanding Equity Awards at Fiscal Year-End 2012" table for additional details.

(3)
Post-Termination Health Care Benefits:     In the event an NEO’s employment is involuntarily terminated by the Company in connection with a change of control, the NEO and the NEO’s family are entitled to health care benefits equal to what they received while the NEO was employed by the Company for 18 months after termination. The calculations assume an annual increase in healthcare premiums of 10%.

(4)
Supplemental Executive Retirement Plan (SERP):     Benefits payable are affected by the age of the participant on the date of termination. For Messrs. Sundermeier and Teich, who have not reached the retirement age of 60 or the early retirement age of 55, the Minimum Retirement Benefits provided in the plan do not apply. Both participants are 100% vested in their accounts. For terminations due to cause, not for cause and voluntary termination by a participant, only vested account balances are payable and benefits are payable in a lump sum. For terminations due to death or disability, the Minimum Retirement Benefit as described in the Pension Benefits table on page 27 applies and benefits are payable over 20 years. In the event of termination within two years of a change of control, the account balances are payable, including principal and interest, over 20 years. Messrs. Trunzo and Davis are not participants in the SERP.

Termination or Change of Control Payments
We have change of control agreements with Messrs. Davis, Sundermeier, Teich, and Trunzo. Our CEO does not have such an agreement.
For change of control benefits to be paid, a change of control must have occurred and the NEO must be terminated within a specific period of time prior to or following the change of control event (i.e., between 60 days prior to and 180 days after the event). In such circumstances, the agreements provide for the following benefits: (a) immediate vesting of any unvested equity awards, (b) a payment equal to the cash compensation of the NEO for the two most recent taxable years ending before the date upon which the change of control occurred, and (c) a maximum of 18 months of continuation of health benefits. If the payment would result in a “parachute payment” within the meaning of Section 280G under the United States Internal Revenue Code, then benefits will be reduced so that the payment would be $1.00 less than the amount that would cause the payments to be subject to the excise tax. Change of control benefits described in (b) and (c) above are contingent on the NEO signing a release of claims in a form satisfactory to the Company.

DIRECTOR COMPENSATION
Under a policy adopted by the Board of Directors in 2007 and amended in 2008, each non-employee director shall automatically be granted an annual grant of RSUs and stock options under the Company's 2011 Stock Incentive Plan based on a targeted dollar value. The stock options vest immediately upon grant while the RSUs fully vest approximately one year from the date of grant. In addition, each non-employee director receives a $50,000 annual cash retainer, an attendance fee of $1,500 for each meeting of the Board of Directors attended, and reimbursement for out-of-pocket and travel expenses incurred in attending Board meetings. The Board adjusted the amounts paid as retainers to committee chairman and members in April 2012 based on a report on outside director compensation prepared by Towers Watson, the Board's non-employee director compensation consultant. Under the new retainer schedule, the Chairman of the Audit Committee receives a $15,000 annual retainer, the Chairman of the Compensation Committee receives a $9,000 annual retainer, and the Chairman of the Corporate Governance Committee receives a $7,000 annual retainer. Each non-employee director who serves on the Audit Committee (other than the Chairman) receives a $7,000 annual retainer and each non-employee director who serves on the Compensation or Corporate Governance Committees (other than the Chairmen of such Committees), receives an annual retainer of $4,000. In July 2011, the Company established a Strategy and Technology Committee, the purpose of which is to serve as a liaison between the Board and the Company’s operating unit personnel in the areas of technology innovations and strategy development; provide guidance and expertise in these areas to the operating units; and monitor industry developments in technology and strategic initiatives of the Company’s competitors. Each non-employee director who serves on the Strategy and Technology Committee receives a $50,000 annual retainer.

The table below summarizes the compensation paid by us to our non-employee directors during the year ended December 31, 2012.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)

John D. Carter	$62,500	$24,255	$92,442	$179,197
William W. Crouch	113,000	24,255	92,442	229,697
Angus L. Macdonald	70,000	24,255	92,442	186,697
Michael T. Smith	73,000	24,255	92,442	189,697
John W. Wood, Jr.	109,500	24,255	92,442	226,197
Steven E. Wynne	66,000	24,255	92,442	182,697
 ___________

(1)
Represents the grant date fair value for time-based RSUs granted in 2012. In accordance with FASB ASC Topic 718, the value used to calculate the grant date fair value for these awards is the closing market price of our Common Stock on the date of grant, discounted by the net present value of quarterly dividends. For additional information regarding the calculation of the grant date fair value of the RSU awards, see Note 1 to Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2012. The number of unvested RSUs outstanding at December 31, 2012 is 1,100 for each director.

(2)
Represents the grant date fair value for the stock options granted in 2012 at an exercise price of $22.30. In accordance with FASB ASC Topic 718, the grant date fair value for these awards is determined using the Black-Scholes option pricing model. For additional information regarding the calculation of the grant date fair value associated with the option awards, see Note 1 to Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2012. Aggregate number of stock options outstanding at December 31, 2012 is as follows: Mr. Carter-154,600; General Crouch-133,600; Mr. Macdonald-86,600; Mr. Smith-202,600; Mr. Wood-55,400 and Mr. Wynne-118,600.

We require that all of our independent directors, within the later of five years from joining the Board or July 2017, hold shares of our Common Stock, restricted stock or stock options in an amount equal in value to no less than four times the average of the annual cash retainer for Board (but not committee) service during the immediately preceding five-year period. All of our independent directors are currently in compliance with this stock ownership policy.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of December 31, 2012 with respect to the shares of the Company's Common Stock that may be issued under the Company's existing equity compensation plans.

	A	B	C
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)(3)

Equity Compensation Plans Approved by Shareholders(4)	8,960,058	$21.71	7,296,799
_____________

(1)
Excludes purchase rights accruing under the Company's 2009 Employee Stock Purchase Plan (the “Purchase Plan”). Under the Purchase Plan, each eligible employee may purchase shares of Common Stock at semi-annual intervals at a purchase price per share equal to 85% of the lower of (i) the fair market value of the Common Stock on the enrollment date for the offering period in which that semi-annual purchase date occurs, or (ii) the fair market value of the Common Stock on the semi-annual purchase date.

(2)	The calculation of weighted average exercise price does not include RSUs.

(3)	Includes shares available for future issuance under the Purchase Plan. As of December 31, 2012, an aggregate of 3,853,399 shares of Common Stock were available for issuance under the Purchase Plan.

(4)
Consists of the Company's 1993 Stock Option Plan for Non-employee Directors, 2002 Stock Incentive Plan, 2011 Stock Incentive Plan and the Purchase Plan. In addition, the Company had 54,332 stock options and RSUs that were assumed in connection with the acquisitions of Indigo Systems Corporation and ICx Technologies, Inc. The average exercise price of the options was $11.48.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires the Company’s directors, officers, and beneficial owners of more than 10% of a registered class of the Company’s equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are also required to furnish the Company with copies of all Section 16(a) reports they file.
Based solely on the Company’s review of the copies of such reports received by it with respect to fiscal year 2012, or written representations from certain reporting persons, the Company believes that no director, officer or beneficial owner of more than 10% of the outstanding Common Stock of the Company failed to file on a timely basis the reports required under Section 16(a) of the Exchange Act during 2012.

STOCK OWNED BY MANAGEMENT
The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Company’s Common Stock as of February 27, 2013 by: (i) each of the Company directors, (ii) each of the Company’s NEOs, and (iii) all directors and executive officers as a group. The Company believes that each of the following shareholders has sole voting and investment power with respect to the shares beneficially owned by such shareholder.

Name	Shares of Common Stock Beneficially Owned (1)	Percent of Common Stock Outstanding

Earl R. Lewis	2,603,053	2%
John D. Carter	156,193	*
William W. Crouch	114,693	*
Angus L. Macdonald	103,193	*
Michael T. Smith	192,193	*
John W. Wood, Jr.	41,160	*
Steven E. Wynne	108,193	*
William W. Davis	124,118	*
William A. Sundermeier	351,458	*
Andrew C. Teich	534,920	*
Anthony L. Trunzo	377,707	*
Directors and NEOs as a group (11 persons)	4,706,881	3%
_______________
*    Less than one percent (1%)

(1)
Applicable percentage of ownership is based on 144,645,337 shares of FLIR Common Stock outstanding as of February 27, 2013. Beneficial ownership is determined in accordance with rules of the SEC, and includes voting power and investment power with respect to shares. None of the shares held by our directors or NEOs are pledged as security. Shares issuable upon the exercise of outstanding stock options that are currently exercisable or become exercisable within 60 days from February 27, 2013 and upon the vesting of RSU awards within 60 days from February 27, 2013 are considered outstanding for the purpose of calculating the percentage of Common Stock owned by such person, but not for the purpose of calculating the percentage of Common Stock owned by any other person. The numbers of shares listed in the table above include shares that are issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days from February 27, 2013 and upon the vesting of RSU awards within 60 days of February 27, 2013, as follows: Mr. Lewis—1,631,291; Mr. Carter—133,300; General Crouch—112,300; Mr. Macdonald—65,300; Mr. Smith—181,300; Mr. Wood—34,100; Mr. Wynne—97,300; Mr. Davis—109,766; Mr. Sundermeier—321,750; Mr. Teich—471,750; Mr. Trunzo—315,544; and all directors and NEOs as a group—3,473,701.

STOCK OWNED BY PRINCIPAL SHAREHOLDERS
The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Company's Common Stock by each person known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock. Except as otherwise indicated, the Company believes that each of the following shareholders has sole voting and investment power with respect to the shares beneficially owned by such shareholder.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned (1)	Percent of Common Stock Outstanding

Baillie Gifford & Co.(2)	18,835,099	13%
Carlton Square 1 Greenside Row Edinburgh EH1 3AN Scotland UK
Artisan Investment Corporation(3)	14,442,567	10%
875 East Wisconsin Avenue, Suite 800 Milwaukee, WI 53202
The Vanguard Group, Inc(4)	8,974,842	6%
100 Vanguard Blvd. Malvern, PA 19355
BlackRock, Inc.(5)	8,085,102	6%
40 East 52nd Street New York, NY 10022
_______________
(1) Applicable percentage of ownership is based on 145,813,720 shares of FLIR Common Stock outstanding as of December 31, 2012.

(2)
This information as to beneficial ownership is based on a Schedule 13G/A filed by Baillie Gifford & Co. with the SEC on February 8, 2013. The Schedule 13G/A states that, as of December 31, 2012, Baillie Gifford & Co. is the beneficial owner of 18,835,099 shares of Common Stock as to which Baillie Gifford & Co. has sole dispositive power, including 13,628,786 shares of Common Stock as to which it has sole voting power.

(3)
This information as to beneficial ownership is based on a Schedule 13G filed by Artisan Investment Corporation with the SEC on February 7, 2013. The Schedule 13G states that, as of December 31, 2012, Artisan Investment Corporation and its affiliates are the beneficial owner of 14,442,567 shares of Common Stock as to which certain affiliates of Artisan Investment Corporation has shared dispositive power, including 13,851,422 shares of Common Stock as to which it has shared voting power.

(4)
This information as to beneficial ownership is based on a Schedule 13G/A filed by The Vanguard Group, Inc. with the SEC on February 12, 2013. The Schedule 13G/A states that, as of December 31, 2012, The Vanguard Group, Inc. are the beneficial owners of 8,974,842 shares of Common Stock as to which the The Vanguard Group, Inc. have sole dispositive power over 8,720,620 of such shares and shared dispositive power over 254,222 of such shares. The The Vanguard Group, Inc. has sole voting power over 266,422 shares.

(5)
This information as to beneficial ownership is based on a Schedule 13G filed by Blackrock, Inc. with the SEC on January 30, 2013. The Schedule 13G states that, as of December 31, 2012, Blackrock, Inc. is the beneficial owner of 8,085,102 shares of Common Stock as to which Blackrock, Inc. has sole dispositive power and sole voting power.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
There were no transactions with related persons during the year ended December 31, 2012. The Company’s Corporate Governance Principles adopted by the Board of Directors provide that neither the Company nor any individual shall enter into a related party transaction unless it has been reviewed and approved by the Audit Committee.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND RELATED INFORMATION
Appointment of Independent Registered Public Accounting Firm
The Audit Committee of the Board of Directors has appointed KPMG LLP to act as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2013, subject to the ratification of such appointment by the Company’s shareholders. KPMG LLP served as the Company’s independent registered public accounting firm for the year ended December 31, 2012.
Recommendations of the Audit Committee and the Board of Directors
The Audit Committee and the Board of Directors unanimously recommend that shareholders vote FOR the ratification of the appointment of the independent registered public accounting firm. If a quorum is present, this proposal will be ratified if the number of votes cast in favor of ratification exceed the number of votes cast opposing the proposal. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting but will not be counted and will have no effect on the determination of the outcome of this proposal. No determination has been made as to what action the Board of Directors would take if the shareholders do not ratify the appointment.
A representative of KPMG LLP, who is expected to be present at the Annual Meeting, will be given the opportunity to make a statement and will be available to respond to appropriate questions.
Audit Committee Report
The Audit Committee of the Board of Directors is responsible for monitoring the integrity of the Company’s consolidated financial statements, the Company’s systems of internal controls and the independence and performance of the independent registered public accounting firm. The Audit Committee is comprised of three non-employee directors, each of whom is an independent director as defined in Section 10A(m) of the Exchange Act, and Rule 10A-3 promulgated thereunder and by the listing rules of NASDAQ. The Board of Directors has determined that Mr. Smith qualifies as an “audit committee financial expert” for purposes of regulations of the SEC. The Audit Committee operates pursuant to a written charter approved by the Board of Directors. The charter is reviewed annually. A copy of the charter is available for review on the Company’s website at www.flir.com/investor.
The Company’s management is responsible for the financial reporting process, including the system of internal controls, and for the preparation, presentation and integrity of the consolidated financial statements in accordance with U.S. generally accepted accounting principles. The Company’s independent registered public accounting firm is accountable to the Audit Committee and is responsible for performing an independent audit of those consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). The independent registered public accounting firm is responsible for expressing an opinion as to the conformity of the Company’s consolidated financial statements with U.S. generally accepted accounting principles. The Audit Committee acts in an oversight capacity and its responsibility is to monitor and review these processes. The Audit Committee selects, hires and evaluates the independent registered public accounting firm. In its oversight role, the Audit Committee relies, without independent verification, on management’s representation that the Company’s consolidated financial statements have been prepared with integrity and objectivity and in conformity with U.S. generally accepted accounting principles, and on the report of the Company’s independent registered public accounting firm, KPMG LLP, with respect to the Company’s consolidated financial statements.
The Audit Committee held five meetings during 2012. At each of these meetings, the Audit Committee met with senior members of the Company’s financial management team, the Company’s President and Chief Executive Officer and the Company’s independent registered public accounting firm. The Audit Committee has reviewed and discussed the audited financial statements with management. The Audit Committee held private sessions with KPMG LLP as required, at which discussions of financial management, accounting and internal controls took place. The Audit Committee reviewed with KPMG LLP the overall scope and plans for their audit, the results of the audit examinations, the adequacy of the Company’s internal controls and the quality of the Company’s financial reporting.

The Audit Committee also discussed with representatives of KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (“SAS 61”) “Communication with Audit Committees.” SAS 61 requires the Company’s independent registered public accounting firm to provide the Audit Committee with additional information regarding the scope and results of its audit of the Company’s consolidated financial statements with respect to:

•	Its responsibility under professional standards;

•	Significant accounting policies;

•	Critical accounting policies and practices;

•	Qualitative aspects of accounting practices;

•	Significant management judgments and accounting estimates;

•	Uncorrected and corrected misstatements;

•	Disagreements with management;

•	Management’s consultation with other accountants;

•	Significant issues discussed, or subject to correspondence with management;

•	Significant difficulties encountered during the audit;

•	Other significant findings or issues; and

•	Confirmation of audit independence.
The Audit Committee discussed with KPMG LLP its independence. KPMG LLP provided the Audit Committee with the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board (United States) regarding the independent accountant’s communications with the Audit Committee concerning independence to the effect that, in its professional judgment, KPMG LLP is independent of the Company under PCAOB Rule 3520 and all other relevant professional and regulatory standards. The Audit Committee also discussed with KPMG LLP that the provision of non-audit services was compatible with KPMG LLP maintaining its independence.
Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the SEC.
THE AUDIT COMMITTEE
Michael T. Smith, Chair
Angus L. Macdonald
Steven E. Wynne

Fees Paid To KPMG LLP
All services to be provided by KPMG LLP are required to be approved by the Audit Committee in advance. The audit and audit-related services are approved annually. With respect to services other than audit and audit-related services, at least annually, the independent registered public accounting firm submits to the Audit Committee, for its approval, anticipated engagements for the ensuing year, either at the time that the Audit Committee reviews and approves the annual audit engagement, or at a time specifically scheduled for reviewing such other services. Quarterly, and in conjunction with the Audit Committee’s regularly scheduled meetings, the independent registered public accounting firm presents to the Audit Committee for pre-approval any proposed engagements not previously reviewed and approved. In the event that an audit or non-audit service requires approval prior to the next regularly scheduled meeting of the Audit Committee, KPMG LLP must contact the Chairman of the Audit Committee to obtain such approval. The approval must be reported to the Audit Committee at its next regularly scheduled meeting.
The aggregate fees billed by KPMG LLP for professional services rendered for the fiscal years ended December 31, 2012 and 2011 were as follows:

	Year Ended December 31,
	2012	2011
Audit Fees	$2,392,700	$2,593,000
Audit-Related Fees	101,000	25,000
Tax Fees	1,176,000	1,749,000
Other Fees	—	—
Total Fees	$3,669,700	$4,367,000
Audit Fees.    Audit fees include fees for services rendered for the audit of the annual financial statements included in Form 10-K, including audit procedures related to business acquisitions, the audit of internal control over financial reporting and the review of the quarterly financial statements included in Form 10-Q. In addition, amounts include fees for statutory filings and audits, issuance of consents and assistance with and review of documents filed with the SEC.
Audit-Related Fees.    Audit-related fees include fees for consultation on the internal control matters and the annual audit of an employee benefit plan.
Tax Fees.    Tax fees include fees principally for tax consultation and tax compliance services.

PROPOSAL 3: APPROVAL OF AMENDMENTS TO THE COMPANY'S SECOND RESTATED ARTICLES OF INCORPORATION TO ELIMINATE CLASSIFICATION OF BOARD OF DIRECTORS
The Board of Directors (the “Board”) has adopted, and recommends that the Company's shareholders approve, amendments to Article V of the Company's Second Restated Articles of Incorporation (the “Articles”) to:

•
eliminate the classified board structure on a phase-out basis such that each director would be elected to a one-year term beginning with the directors elected at the 2014 Annual Meeting of Shareholders; and

•	provide that once the Board ceases to be classified, directors may, consistent with Oregon law, be removed with or without cause.

A copy of Article V of the Articles that shows the changes that would be implemented upon shareholder approval of this proposal is set forth below (the “Proposed Declassification Amendments”). An explanation of the Proposed Declassification Amendments is included below. Certain conforming amendments will be made to the Company's Second Restated Bylaws if the shareholders approve the Proposed Declassification Amendments; however, shareholder approval is not required for the proposed amendment to the Company's Second Restated Bylaws. Other than as described herein, the approval of the Proposed Declassification Amendments will not have any effect on your rights as a shareholder.
Background
Article V of the Articles currently requires that the Board be divided into three classes, with directors elected to staggered three-year terms. Under the current version of Article V, one class of directors, representing approximately one-third of our directors, stands for election at each annual meeting of the Company's shareholders.
A nonbinding shareholder proposal urging the Board of Directors to declassify the Board was included in the Company's 2012 Proxy Statement and received favorable votes from approximately 69% of the outstanding shares of the Company's common stock. The Corporate Governance Committee of the Board, which is composed entirely of independent directors, regularly considers and evaluates a broad range of corporate governance issues affecting the Company and reports to the Board regarding the same. While the Board believes that a classified board may offer several advantages, such as encouraging directors to take a long-term strategic perspective and enhanced shareholder value in the merger and acquisition context, it recognizes the growing sentiment of its shareholders and a number of institutional investor groups in favor of the annual election of directors. The Board also recognizes that a classified structure may appear to reduce director accountability to shareholders. In light of this, the Board, at the recommendation of the Corporate Governance Committee, has determined that it will ask shareholders to approve the Proposed Declassification Amendments to the Articles that eliminate the Company's current classified board structure and make certain related changes.
Summary of Proposed Declassification Amendments
Declassification of the Board of Directors
If the Proposed Declassification Amendments are approved by our shareholders, Article V of the Articles would provide that directors be elected for one-year terms beginning with the 2014 Annual Meeting of Shareholders, such that:

•
Class I directors whose terms will end in 2014 will serve out their current terms in full and they or their successors will stand for election at the 2014 Annual Meeting of Shareholders, and subsequent annual meetings, for a one-year term.

•
Class II directors whose terms will end in 2015 will serve out their current terms in full and they or their successors will stand for election at the 2015 Annual Meeting of Shareholders, and subsequent annual meetings, for a one-year term.

•
Class III directors elected at the 2013 Annual Meeting of Shareholders will be elected for a three-year term ending in 2016, will serve out their terms in full and they or their successors will stand for election at the 2016 Annual Meeting of Shareholders, and subsequent annual meetings, for a one-year term.

Beginning with our 2016 Annual Meeting of Shareholders, and at each annual meeting thereafter, each of our directors would stand for election for a one-year term, and there would no longer be any designation of the Board by classes.
Removal of Directors Without Cause
At present, the Articles provide that our directors are removable only for cause. If the Proposed Declassification Amendments are approved by our shareholders, Article V of the Articles would be amended to provide that, once the Board becomes declassified in 2016, directors may be removed with or without cause.

If the Proposed Declassification Amendments are approved, Article V of the Articles will read as follows:
"ARTICLE V
A. The number of directors of the Corporation shall be not less than five nor more than twelve, and within such limits, the exact number shall be fixed and increased or decreased from time to time by resolution of the Board of Directors. At each annual meeting of shareholders beginning in 2014, directors shall be elected annually for one-year terms expiring at the next succeeding annual meeting of shareholders. Notwithstanding the foregoing, the Class I directors elected at the 2011 annual meeting of shareholders shall continue to serve until the 2014 annual meeting of shareholders, the Class II directors elected at the 2012 annual meeting of shareholders shall continue to serve until the 2015 annual meeting of shareholders and the Class III directors elected at the 2013 annual meeting of shareholders shall continue to serve until the 2016 annual meeting of shareholders.
B. Prior to and until the time at which the Board of Directors ceases to be classified pursuant to this Article V, Section A, all or any number of the directors of the Corporation may be removed only for cause and at a meeting of shareholders called expressly for that purpose, by the vote of 75 percent of the votes then entitled to be cast for the election of directors. From and after the time at which the Board of Directors ceases to be classified pursuant to this Article V, Section A, any director may be removed with or without cause, by the vote of 75 percent of the votes then entitled to be cast for the election of directors. At any meeting of shareholders at which one or more directors are removed, a majority of votes then entitled to be cast for the election of directors may fill any vacancy created by such removal. If any vacancy created by removal of a director is not filled by the shareholders at the meeting at which the removal is effected, such vacancy may be filled by a majority vote of the remaining directors. The provisions of this Article V, Section B, may not be amended, altered, changed or repealed in any respect unless such action is approved by the affirmative vote of not less than 75 percent of the votes then entitled to be cast for election of directors."

Required Vote
The Proposed Declassification Amendments require the approval of 75 percent of our outstanding shares of common stock entitled to vote thereon. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting and will have the same effect as a vote against this proposal.
If approved, the Proposed Declassification Amendments would become effective upon the filing of Articles of Amendment with the Secretary of State of the State of Oregon, which the Company would do promptly after the 2013 Annual Meeting of Shareholders. In the event the shareholders do not approve this proposal, the Articles will remain unchanged and the classified Board of the Company will remain in place and directors may only be removed for cause.
The Board of Directors unanimously recommends that shareholders vote FOR this proposal.

PROPOSAL 4: APPROVAL OF AMENDMENTS TO THE COMPANY'S SECOND RESTATED ARTICLES OF INCORPORATION TO ADOPT A MAJORITY VOTE STANDARD TO BE USED IN UNCONTESTED
DIRECTOR ELECTIONS
The Board has adopted, and recommends that the Company's shareholders approve, a new Article VI of the Company's Articles to provide for majority voting in uncontested elections of directors.
A copy of the new Article VI of the Articles that would be implemented upon shareholder approval of this proposal is set forth below (the “Proposed Majority Voting Amendment”). An explanation of the Proposed Majority Voting Amendment is included below. Certain conforming amendments will be made to the Company's Second Amended Bylaws (the “Bylaws”) if the shareholders approve the Proposed Majority Voting Amendment; however, shareholder approval is not required for the proposed amendment to the Bylaws. Other than as described herein, the approval of the Proposed Majority Voting Amendment will not have any effect on your rights as a shareholder.
Background
Under Oregon law, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. A standard other than a plurality, such as a majority vote standard, may only be used if it is specified in the Articles of Incorporation. In 2011, we adopted a director resignation policy in our Corporate Governance Principles, which states that any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall tender his or her resignation for consideration by the Corporate Governance Committee. Since the adoption of our current policy, the Corporate Governance Committee and the Board have continued to study shareholder voting issues and have monitored the evolving debate on best practices among governance experts, companies and investors.
After consideration of these issues, and upon recommendation of the Corporate Governance Committee, the Board has determined to recommend that a majority vote standard for uncontested elections be placed in the Articles. The Board therefore has approved and recommends shareholder approval of an amendment to the Articles to provide for a majority vote standard for uncontested elections of directors.
Summary of Proposed Majority Voting Amendment
Under the proposed amendment, a nominee for director in an uncontested election will be elected at a shareholder meeting for the election of directors if the number of votes cast “for” the nominee exceeds the number of votes cast “against” the nominee. An “abstain” vote will have no effect on the outcome of the election but will be counted for purposes of determining whether a quorum is present at the shareholder meeting. For contested elections in which there are more director candidates than director positions to be filled, the voting standard will continue to be a plurality of votes cast. Under Oregon law, the Articles and the Bylaws, an incumbent director nominee who is not re-elected continues to serve on the Board until his or her successor is elected and qualified. As such, if the proposed amendment is adopted, the Company will retain its current resignation policy to address the status of any such incumbent director who fails to be re-elected.
The Proposed Majority Vote Amendment would add a new Article VI to the Articles and read as follows:
“ARTICLE VI
Except as otherwise required by these Articles, in any election of directors of the Corporation at a meeting of shareholders at which a quorum is present, each director shall be elected if the number of votes cast “for” the director exceeds the number of votes cast “against” the director, provided that if the number of nominees exceeds the number of directors to be elected, the directors shall be elected by a plurality of the votes cast by the shares entitled to vote on the election of directors.”
Required Vote
The Proposed Majority Voting Amendment requires the approval of a majority of our outstanding shares of common stock entitled to vote thereon. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting and will have the same effect as a vote against this proposal.
If approved, the Proposed Majority Voting Amendment would become effective upon the filing of the Articles of Amendment with the Secretary of State of the State of Oregon, which the Company would do promptly after the 2013 Annual Meeting of Shareholders. The new standard would then be applicable to the election of directors at the 2014 Annual Meeting of Shareholders. In the event the shareholders do not approve this proposal, the Articles will remain unchanged and director nominees in uncontested elections would continue to be elected by a plurality of the votes cast.
The Board of Directors unanimously recommends that shareholders vote FOR this proposal.

DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS
Pursuant to Rule 14a-8 under the Exchange Act, some shareholder proposals may be eligible for inclusion in the Company’s Proxy Statement for the 2014 Annual Meeting of Shareholders. Any such proposal must be received by the Company not later than November 15, 2013. Shareholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regard to the detailed requirements of the applicable securities laws. The submission of a shareholder proposal does not guarantee that it will be included in the Company’s proxy statement. Alternatively, under the Company’s Bylaws, a proposal or nomination that a shareholder does not seek to include in the Company’s proxy statement pursuant to Rule 14a-8 may be delivered to the Corporate Secretary of the Company not less than 90 days nor more than 120 days prior to the anniversary date of the prior year’s annual meeting; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the shareholder must be received not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed or public disclosure of an annual meeting date was made. A shareholder’s submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the shareholder’s ownership of Common Stock of the Company. Proposals or nominations not meeting these requirements will not be entertained at the Annual Meeting.

OTHER MATTERS
As of the date of this Proxy Statement, the Board of Directors does not know of any other matters to be presented for action by the shareholders at the Annual Meeting. If, however, any other matters not now known are properly brought before the Annual Meeting, the persons named in the accompanying proxy will vote such proxy in accordance with the determination of a majority of the Board of Directors.

COST OF SOLICITATION
The cost of soliciting proxies will be borne by the Company. Employees of the Company may solicit proxies personally or by telephone without additional compensation to their regular compensation. Upon request, we will reimburse the reasonable costs incurred by brokers, banks, or other nominees for mailing proxy materials and annual shareholder reports to the beneficial owners of the shares they hold of record. In addition to solicitation by mail, telephone, facsimile, Internet or personal contact by its designated officers and employees, the Company has retained the services of AST Phoenix Advisors to solicit proxies for a fee of $7,500, plus expenses.

ADDITIONAL INFORMATION
A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 accompanies this Proxy Statement. The Company is required to file an Annual Report on Form 10-K for its fiscal year ended December 31, 2012 with the SEC. Shareholders may obtain, free of charge, a copy of the Form 10-K (without exhibits) by writing to Investor Relations, FLIR Systems, Inc., 27700 SW Parkway Avenue, Wilsonville, Oregon 97070.
Shareholders Sharing the Same Last Name and Address
If you own your shares through a broker, bank or other nominee, the Company is sending only one Proxy Statement to you if you share a single address with another shareholder unless we received instructions to the contrary from you. This practice, known as “householding,” is designed to eliminate duplicate mailings, conserve natural resources and reduce the Company’s printing and mailing costs. If you received only one copy of this Proxy Statement and wish to receive a separate copy for each shareholder at your household, or if, at any time, you wish to resume receiving separate proxy statements, or if you are receiving multiple proxy statements and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Investor Relations, FLIR Systems, Inc., 27700 SW Parkway Avenue, Wilsonville, Oregon 97070 or calling Investor Relations at (503) 498-3547, and we will promptly deliver additional materials or refrain from delivering additional materials, as requested.

Electronic Delivery of Proxy Materials and Annual Report
This Proxy Statement and the Company’s 2012 Annual Report on Form 10-K are available on the Company’s website at www.flir.com/investor. If you own your shares through a broker, bank or other nominee, instead of receiving paper copies in the mail of next year’s proxy statement and annual report or a notice of availability of proxy materials, you can elect to receive an e-mail message that will provide a link to these documents by contacting the institution that holds your shares. By opting to access your proxy materials online, you will reduce the amount of mail you receive, help conserve natural resources and reduce the Company's printing and mailing costs.

By Order of the Board of Directors
Earl R. Lewis
Chairman of the Board of Directors, President
and Chief Executive Officer
Wilsonville, Oregon
March 15, 2013

FLIR Systems, Inc.

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

C123456789

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., EDT, on April 25, 2013.

Vote by Internet

- Go to **www.investorvote.com/FLIR**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 – 4.

1. Election of three directors, each for a three - year term expiring in 2016.

Nominee	For	Against	Abstain
01 - John D. Carter	☐	☐	☐
02 - Michael T. Smith	☐	☐	☐
03 - John W. Wood, Jr.	☐	☐	☐

Proposal	For	Against	Abstain
2. To ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company for 2013.	☐	☐	☐
3. To approve amendments to the Company's Second Restated Articles of Incorporation to eliminate classification of the Company's Board of Directors.	☐	☐	☐
4. To approve amendments to the Company's Second Restated Articles of Incorporation to adopt a majority vote standard to be used in uncontested director elections.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

C 1234567890 J N T

1 U P X 1 5 4 5 5 2 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

01LBCF

If you are not an Internet user and wish to contact FLIR Systems, Inc., you may use one of the following methods:
Call: 888-256-2315 Write: FLIR Systems, Inc., c/o Computershare, P.O. Box 43078, Providence, RI 02940-3078

ATTENTION INTERNET USERS!
You can now access your stockholder information on the following secure internet site: www.computershare.com/investor

Step 1: Register *(1st time users only)*
Click on "Create Login" in the purple box and follow the instructions.

Step 2: Log In *(Returning users)*
Enter your User ID and Password and click the Login button.

Step 3: View your account details and perform multiple transactions, such as:

- View account balances
- Change your address
- View transaction history
- View electronic stockholder communications
- View payment history
- Buy or sell shares
- View stock quotes
- Check replacements

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

Proxy — FLIR Systems, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of FLIR Systems, Inc., an Oregon corporation (the "Company"), hereby appoints Earl R. Lewis and William W. Davis, with full power of substitution in each, as proxies to cast all votes which the undersigned shareholder is entitled to cast at the Annual Meeting of Shareholders to be held at 10:00 a.m. on April 26, 2013 at FLIR Systems, Inc., 27700 SW Parkway Avenue, Wilsonville, Oregon 97070, and any adjournments or postponements thereof, upon the matters described on the proxy card.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. **UNLESS DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1, "FOR" PROPOSALS 2, 3 AND 4 AND IN ACCORDANCE WITH THE DETERMINATION OF A MAJORITY OF THE BOARD OF DIRECTORS AS TO ANY OTHER MATTERS**.

(Continued and to be marked, dated and signed, on the other side)